Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO TREELINE BIOSCIENCES, INC. IF PUBLICLY DISCLOSED.

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of February 9, 2023 (the “Effective Date”), by and between TREELINE BIOSCIENCES, INC., a Delaware corporation with an office at 677 Washington Blvd., Ste 525, Stamford, Connecticut 06901, U.S.A. (“Treeline”) and JIANGSU HENGRUI PHARMACEUTICALS CO., LTD., a Chinese corporation with offices at 7 Kunlunshan Road, Economy and Technology Development Zone, Lianyungang, Jiangsu, P.R.C. (“Hengrui”). Treeline and Hengrui are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Treeline is a pharmaceutical company in the business of developing and commercializing therapeutic products;

WHEREAS, Hengrui has developed and controls a program involving enhancer of zeste homolog 2 (EZH2) as a drug target (“EZH2 Program”) and certain candidate drug compounds directed to such target, including the compound designated as SHR2554; and

WHEREAS, Treeline wishes to obtain an exclusive license to Exploit the Licensed Product in the Territory (with each capitalized term as respectively defined below), and Hengrui wishes to grant to Treeline such license.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1
“Accounting Standards” means U.S. generally accepted accounting principles (“GAAP”) or, to the extent that Hengrui adopts International Financial Reporting Standards (“IFRS”), then “Accounting Standards” means IFRS, in either case consistently applied.

1.2
[*].

1.3
“Acquiring Entity” means a Third Party that acquires a Party (and is therefore deemed to be an Affiliate of such Party) through a Change of Control, together with any Affiliates of such Third Party. For purposes of clarity, an “Acquiring Entity” of a Party shall exclude the Party and all of its Affiliates existing immediately prior to the consummation of the Change of Control.

1.4
“Acquiror Additional Product” has the meaning set forth in Section 2.4.3.

1.5
“Acquiror Program” has the meaning set forth in Section 2.4.3.

1.6
“Additional Product” means any product or compound, other than a Licensed Compound or Licensed Product, that targets EZH2 [*].

1.7
“Adverse Event” means any unwanted or harmful medical occurrence in a patient or subject who is administered any Licensed Product, whether or not considered related to any Licensed Product, including any undesirable sign (including abnormal laboratory findings of clinical concern).

1.8
“Affiliate” means, with respect to a Person, any current or future Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with that Person.  For purposes of this definition, “control” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the total voting securities of, or other evidences of ownership interest in, such Person.

1.9
“Alliance Manager” has the meaning set forth in Section 3.1.

1.10
“Anti-Corruption Laws” has the meaning set forth in Section 10.6.

1.11
“API” means active pharmaceutical ingredient.

1.12
“Applicable Law” means, with respect to any Party or other Person, any and all law (statutory, common or otherwise), constitution, treaty, convention, directive, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Party or Person.

1.13
“Arising IP” has the meaning set forth in Section 8.1.1.

1.14
“Background IP” means all Know-How and Intellectual Property Controlled by a Party or its Affiliates (a) as of the Effective Date or (b) acquired or developed by such Party or its Affiliates outside of the scope of this Agreement during the Term.

1.15
“Back-up Compound” means any compound (if any) that targets EZH2 and is Controlled by Hengrui as of the Effective Date, including any compound having the chemical structure(s) and code number(s) set forth in Section II (Back-up Compounds) of Exhibit A.

1.16
[*].

1.17
[*].

1.18
[*].

1.19
[*].

1.20
[*].

1.21
[*].

1.22
[*].

1.23
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, U.S.A. or in Shanghai, P.R.C. are authorized or obligated by law or governmental order to close.

1.24
“Calendar Quarter” means each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

1.25
“Calendar Year” means the period of time beginning on January 1 and ending December 31, except for (a) the first year which shall begin on the Effective Date and end on December 31 and (b) any year in which this Agreement is terminated or expires prior to December 31, in which case the Calendar Year shall be from January 1 of that year to the date of expiration or termination.

1.26
“Change of Control” means with respect to either Party: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement (other than to an Affiliate of such Party); (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a Person, or group of Persons, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

1.27
“China Licensee” has the meaning set forth in Section 9.2.11.

1.28
“Clinical Supply Agreement” has the meaning set forth in Section 5.1.1.

1.29
“CMC Information” means Know-How related to the chemistry, manufacturing and controls of the Licensed Compounds and Licensed Products, as specified by the FDA or other applicable Regulatory Authorities.

1.30
“CMO” has the meaning set forth in Section 2.2.

1.31
“Combination Product” means any product that contains or is comprised of (a) [*]; (b) [*]; or (c) [*].  Any part of the Combination Product other than the Licensed Compound is referred to as “Other Product”.

1.32
“Commercialization” means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of pharmaceutical or biologic products, including strategic marketing, sales force detailing, advertising, marketing support, all customer support, product distribution and invoicing and sales activities; provided, however, “Commercialization” shall exclude any activities relating to the Manufacture of product.  “Commercialize” and “Commercializing” shall have the correlative meanings.

1.33
“Commercialization Plan” has the meaning set forth in Section 4.3.2.

1.34
“Commercialization Report” has the meaning set forth in Section 4.3.2.

1.35
“Commercialization Wind-Down Period” has the meaning set forth in Section 13.6.2.

1.36
“Commercial Supply Agreement” has the meaning set forth in Section 5.1.2.

1.37
“Commercially Reasonable Efforts” [*].

1.38
“Confidential Information” of a Party means any and all information of such Party or its Affiliates that is disclosed to the other Party or its Affiliates in connection with this Agreement, which if disclosed in tangible form is marked “Confidential” or with other similar designation to indicate its confidential or proprietary nature or if disclosed orally is indicated orally to be confidential or proprietary by the Party disclosing such information at the time of such disclosure, provided that any information that is not marked or identified as “Confidential” will be considered as Confidential Information if the information would otherwise reasonably be understood to be confidential or proprietary in light of the nature of the information and the circumstances of its disclosure.  For clarity, all Licensed Know-How provided by Hengrui are considered Confidential Information of Hengrui, whether or not marked or identified as “Confidential.”  Each Party will be considered a disclosing Party and a receiving Party with regard to Joint Know-How and the terms of this Agreement. All reports, plans, summaries and other information provided by Treeline to Hengrui pursuant to this Agreement, including information provided under Sections 2.8 (Arising IP Update), 2.10 (Right of First Negotiation), 3.2.2(b) (Development Plan), 4.2.2 (Right of Reference), 4.3.2 (Commercialization Plan and Report) and under Article 7 (Accounting and Reporting), will each be the Confidential Information of Treeline.  In addition, all information disclosed by a Party or its Affiliates pursuant to the Confidential Disclosure Agreement between Hengrui and Treeline dated June 16, 2021 (the “Confidentiality Agreement”) or the Material Transfer Agreement between Hengrui and Treeline dated December 6, 2022 (the “MTA”) shall be deemed to be Confidential Information of such Party disclosed hereunder; provided, however, that any use or disclosure of any such information that is authorized under Article 11 shall not be restricted by, or be deemed a violation of, the Confidentiality Agreement or the MTA.

1.39
“Confidentiality Agreement” has the meaning set forth in Section 1.38.

1.40
“Control” (and “Controls” “Controlled” or “Controlling”) means with respect to any materials, Patents, Know-How or Intellectual Property, the ability or possession of rights (whether by ownership, license or otherwise, other than pursuant to this Agreement), whether directly or indirectly, to grant access to or a license, sublicense or other rights of, to or under, such materials, Patents, Know-How or Intellectual Property without breaching the terms of any agreement with any Third Party.

1.41
“Cover” (and “Covered,” “Coverage” or “Covering”) means, as to a product, compound, formulation or process and certain Patent(s), that, in the absence of a license granted under, or ownership of, such Patent(s), the making, using, selling, offering for sale, importation or other Exploitation of such product, compound, formulation or process would infringe, violate or misappropriate such Patent(s) or, as to a pending claim in a patent application included in such Patent(s), the making, using, selling, offering for sale or importation of such product, compound, formulation or process would infringe such Patent(s) if such pending claim were to issue in an issued patent without modification. The determination of whether a product, compound, formulation or process is Covered by particular Patent(s) shall be made on a country-by-country basis.

1.42
“CRO(s)” has the meaning set forth in Section 2.1.

1.43
“Data” means any and all data, including CMC Information, non-clinical data, preclinical data and clinical data, generated in connection with the Licensed Compounds, Licensed Products, or the Development and Manufacturing thereof.

1.44
“Development” means all internal and external research, development, and regulatory activities related to pharmaceutical or biologic products, including (a) research, nonclinical testing, toxicology, testing and studies, non-clinical and preclinical activities, and clinical trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct clinical trials and to obtain, support or maintain Regulatory Approval of a pharmaceutical or biologic product, but excluding activities that are directed to Manufacturing or Commercialization.  Development will include development and regulatory activities for additional forms, formulations or indications for a pharmaceutical or biologic product after receipt of Regulatory Approval of such product (including label expansion), including clinical trials initiated following receipt of Regulatory Approval or any clinical trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved formulation or indication (such as post-marketing studies and observational studies, if required by any Regulatory Authority in any region in the Territory to support or maintain Regulatory Approval for a pharmaceutical or biologic product in such region).  “Develop,” “Developing,” and “Developed” will be construed accordingly.

1.45
“Development Plan” has the meaning set forth in Section 3.2.2(b).

1.46
“Distributor” means any Third Party wholesaler or distributor or other subcontractor (including any Third Party subcontractor providing services such as logistics, storage, warehousing, dose preparation, shipping, or other distribution activities in connection with the Development or Commercialization of a Licensed Product) that is engaged by or on behalf of a Party, its Affiliate or their Sublicensee (in the case of Treeline) or China Licensee (in the case of Hengrui), as applicable, for the purpose of selling and distributing the Licensed Product to Third Party customers.

1.47
“Dollars” or “$” means the legal tender of the U.S.

1.48
“EMA” means the European Medicines Agency or any successor entity.

1.49
“Excluded Entity” means a Third Party primarily engaged in the development and commercialization of pharmaceutical products that has generated more than [*] of its revenue from the sale of pharmaceutical products in the P.R.C. during the [*]-month period immediately preceding the grant of a Sublicense under Section 2.2 or the assignment of the Agreement under Section 14.4, as applicable.

1.50
“Executive Officer” means the Chief Executive Officer or head of business development of a Party.

1.51
“Expert Determination” has the meaning set forth in Section 1.96(g).

1.52
“Expert Determination Notice” has the meaning set forth in Section 1.96(g).

1.53
“Exploit” and “Exploitation” mean to Manufacture, have Manufactured, Develop, and/or Commercialize.

1.54
“EZH2 Program” has the meaning set forth in Recitals.

1.55
“FDA” means the United States Food and Drug Administration or any successor entity.

1.56
“Field” means all uses and indications.

1.57
“First Commercial Sale” means on a country-by-country basis, the first sale of a Licensed Product by a Selling Party following the receipt of all Regulatory Approval(s) required for the commercial sale of such Licensed Product in such country.

1.58
“Fully Burdened Cost” [*].

1.59
“Generic Product” means a product (a) whose active pharmaceutical ingredient is rated as equivalent to the Licensed Product being sold in a country, (b) that obtained Regulatory Approval solely by means of establishing such equivalence to such Licensed Product, and (c) that is legally marketed in such country by an entity other than a Selling Party hereunder.

1.60
“Generic Product Presence” has the meaning set forth in Section 6.5.3.

1.61
“Governmental Authority” means any multi-national, transnational, national, federal, state, local, municipal, provincial or other governmental authority of any nature, including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal.

1.62
“Greater China” means mainland China, Taiwan, Hong Kong, and Macau.

1.63
“Gross Selling Price” has the meaning set forth in Section 1.96(g).

1.64
“Hengrui Additional Product” has the meaning set forth in Section 2.4.1.

1.65
“Hengrui Additional Product Option” has the meaning set forth in Section 2.4.1.

1.66
“Hengrui Additional Product Option Period” has the meaning set forth in Section 2.4.1.

1.67
“Hengrui Additional Product Option Exercise Notice” has the meaning set forth in Section 2.4.1.

1.68
“Hengrui Disclosed Documents” has the meaning set forth in Section 9.2.10.

1.69
“Hengrui Partner Agreements” has the meaning set forth in Section 9.2.11.

1.70
“IND” means an Investigational New Drug application, or similar application to commence human clinical testing of a Licensed Product submitted to the FDA, or its foreign equivalent.

1.71
“Indemnitee” has the meaning set forth in Section 12.1.3.

1.72
“Indemnitor” has the meaning set forth in Section 12.1.3.

1.73
“Indirect Taxes” has the meaning set forth in Section 6.6.1.

1.74
“Infringement” has the meaning set forth in Section 8.3.1.

1.75
“Insolvency Event” has the meaning set forth in Section 13.3.

1.76
“Intellectual Property” and “IP” each means any and all rights in Patents, Inventions, Know-How, trade secrets, priority rights, copyrights, design rights, Trademarks, and all other intellectual property rights (whether registered or unregistered) and all applications and rights to apply for any of them, anywhere in the world.

1.77
“Invention” means any invention, process, method, utility, formulation, formula, composition of matter, article of manufacture, material, creation, discovery or finding, or any improvement thereof, whether patentable or otherwise.

1.78
“Joint Know-How” means any Know-How within Arising IP generated jointly by both Parties and owned jointly by both Parties in accordance with Section 8.1.

1.79
“Joint Patent” means any Patent that Covers any Invention comprising Arising IP under Section 8.1 made or generated jointly by both Parties and owned jointly by both Parties in accordance with Section 8.1.

1.80
“Joint Steering Committee” or the “JSC” has the meaning set forth in Section 3.2.

1.81
“Joint Technology” means the Joint Know-How and the Joint Patents.

1.82
“Know-How” means any and all Inventions, data, materials, improvements, protocols, commercial, technical, scientific and other know-how and information of any kind, trade secrets, works of authorship, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols), including preclinical, clinical, regulatory, manufacturing, marketing, financial and commercial information and data, in all cases whether or not patentable or copyrightable in written, electronic or any other form now known or hereafter developed; however “Know-How” excludes all information published in Patents and all claims included in Patents.

1.83
“Knowledge” means the actual knowledge of the following individuals of a Party after due inquiry of their direct reports: [*], and individuals with similar positions.

1.84
“Late Payment Fee” has the meaning set forth in Section 6.7.

1.85
“Licensed Compound” means any chemical compound that is (a) the chemical compound designated by Hengrui as “SHR2554,” having the chemical structure set forth in Exhibit A; (b) a Back-Up Compound; or (c) [*]; or (d) [*]. “Licensed Compounds” means more than one Licensed Compound or all Licensed Compounds, as applicable.

1.86
“Licensed Compound Arising IP” has the meaning set forth in Section 2.7.

1.87
“Licensed Know-How” means any and all Know-How (including Data and Regulatory Materials) that (a) is Controlled in the Field in the Territory by Hengrui or any of its Affiliates as of the Effective Date or becomes Controlled by Hengrui or any of its Affiliates during the Term (excluding Know-How that is developed by the Acquiring Entity of Hengrui outside of the scope of this Agreement without using Hengrui’s Confidential Information or IP), and (b) is necessary or reasonably useful for the Development, Manufacture, Commercialization or other Exploitation of the Licensed Compounds or Licensed Products in the Field in the Territory.  Licensed Know-How specifically includes the Know-How described in Exhibit B or the Manufacturing Technology Transfer Agreement, and Hengrui’s joint rights and interest in and to the Joint Know-How. For clarity, Licensed Know-How includes any Know-How that is necessary or reasonably useful for the Exploitation of any Combination Product, other than Know-How that is solely and directly relating to the Other Product.

1.88
“Licensed Patents” means any and all Patents that (a) are Controlled in the Field in the Territory by Hengrui or any of its Affiliates as of the Effective Date or become Controlled by Hengrui or any of its Affiliates during the Term (excluding Patents that are developed by an Acquiring Entity of Hengrui outside of the scope of this Agreement without using Hengrui’s Confidential Information or IP), and (b) Cover the composition of the Licensed Compounds or Licensed Products or the Development, Manufacture, Commercialization or other Exploitation of the Licensed Compounds or Licensed Products in the Field in the Territory. Licensed Patents specifically includes the Patents listed in Exhibit C and Hengrui’s joint rights and interest in and to the Joint Patents.  For clarity, Licensed Patents include any Patents under the preceding subclauses (a) and (b) that are necessary or reasonably useful for the Exploitation of any Combination Product, other than any Patents that Cover solely and directly the Other Product.

1.89
“Licensed Product” means any product or component that contains or comprises a Licensed Compound.

1.90
“Licensed Technology” means either or both of the Licensed Patents and the Licensed Know-How.

1.91
“Major Market” means any of the U.S., [*], [*], [*], [*], [*], [*], and [*].

1.92
“Manufacture” means all activities and operations involved in the manufacturing, filling, finishing, processing, producing, quality control, quality assurance, testing (including inprocess, release, and stability testing), storage, releasing, labeling, post-marketing validation testing, inventory control and management, packaging and transporting of a drug product or drug substance, including oversight and management of vendors therefor.

1.93
“Manufacturing Technology Transfer Agreement” has the meaning set forth in Section 5.2.

1.94
“MTA” has the meaning set forth in Section 1.38.

1.95
“NDA” means an application for approval to market a product commercially such as the New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR.§ 314.3 et seq, or a marketing authorization application filed pursuant to the requirements of European Directive 2001/ 83/ EC, or any equivalent or similar application filed with any other Regulatory Authority, together, in each case, with all additions, deletions or supplements thereto.

1.96
“Net Sales” means the gross invoiced sales amount of Licensed Products billed by a Selling Party for the sale or other commercial disposition of Licensed Products in the Territory during the Term applicable to the country of sale, less the following items listed to the extent actually taken or incurred by the Selling Party with respect to such sale:

(a)          [*];

(b)          [*];

(c)          [*];

(d)          [*];

(e)          [*];

(f)          [*]; and

(g)          [*].

[*].

[*].

(i)          [*].

(ii)         [*].

In the event that Hengrui disputes in good faith (A) the Gross Selling Price for the Licensed Product as determined by Treeline pursuant to the foregoing sub-clause (i) in one or more country(ies), or (B) the Gross Selling Price for the Licensed Product and/or the Other Product, as applicable, pursuant to the foregoing sub-clause (ii), then Hengrui shall within [*] days following receipt of the applicable Royalty Report provide written notice to Treeline (“Expert Determination Notice”) requesting the matter (i.e., the determination of the Gross Selling Price for the Licensed Product and/or the Other Product, as applicable) (as applicable, the “Pricing Matter”) to be submitted for determination (“Expert Determination”) by a single expert who shall be an independent expert with at least fifteen (15) years of experience in the business of commercializing pharmaceutical products who is mutually acceptable to the Parties. If the Parties are unable to agree on an expert, the expert shall be an independent expert as described in the preceding sentence selected by the Arbitration Institute of the Stockholm Chamber of Commerce (“SCC”). Each Party shall prepare and submit to the expert a written document setting forth its position with respect to the applicable Pricing Matter, together with any relevant information, within [*] days after the expert has been selected. The expert shall review each such document and information and shall have an opportunity to ask questions about the foregoing of each Party, provided that the expert shall complete and communicate to the Parties the Expert Determination within [*] days from submission to the expert of the documents and information described above. The Expert Determination shall be final and conclusive as to the applicable Pricing Matter and, provided that Treeline does not materially change A (except for commercially reasonable adjustments, e.g. inflation), or the allocation of Net Sales for the Licensed Product, then Hengrui may not request more than one (1) Expert Determination for any given Combination Product and country(ies). The Parties shall each bear their own costs with respect to the Expert Determination, and shall bear equally the cost of retaining the expert.

No later than [*] days prior to the First Commercial Sale of any Combination Product, Treeline will notify Hengrui of its proposed sale of the Combination Product, including the country where the sale is proposed to take place, the proposed Gross Selling Price of the Combination Product (as applicable) including, to the extent applicable and available, the Gross Selling Price of the Licensed Product and Other Product of the Combination Product in such country.

1.97
“NMPA” means the National Medical Products Administration of the P.R.C., formerly known as the China National Drug Administration, or any successor agency or authority thereto.

1.98
“Patents” means any and all (a) issued or granted patents; (b) all patents-of addition, extensions or restorations by existing or future extension or restoration mechanisms, including, supplemental protection certificates or the equivalent thereof, registrations, confirmations, reissues, reexaminations or renewals thereof; (c) pending patent applications, including all provisional applications, additions, divisions, continuations, continuations-in-part, substitutions, and renewals and all patents granted thereon; (d) inventor’s certificates; (e) any other form of government-issued right substantially similar to any of the foregoing; and (f) all U.S. counterparts and foreign equivalents of any of the foregoing.

1.99
“Patent Term Extensions” has the meaning set forth in Section 8.4.

1.100
“Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of private, public, or Governmental Authority not specifically listed herein.

1.101
“Pharmacovigilance Agreement” has the meaning set forth in Section 4.5.

1.102
“P.R.C.” means People’s Republic of China.

1.103
“Pricing Matter” has the meaning set forth in Section 1.96(g).

1.104
“Prosecute” means to have primary responsibility for preparing, filing, prosecuting (including interference and opposition proceedings) and maintaining (including interferences, reissue, re-examination, post-grant reviews, inter-partes reviews, derivation proceedings and opposition proceedings) Patents.

1.105
“Regulatory Approval” means with respect to a country, extra-national territory, province, state, or other regulatory jurisdiction, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary in order to Exploit a product in such country, state, province, or some or all of such extra-national territory or regulatory jurisdiction, which shall include any Reimbursement Approvals.

1.106
“Regulatory Authority” means, with respect to a particular country, extra-national territory, province, state, or other regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval, including but not limited to the FDA and the NMPA, and in each case including any successor thereto.

1.107
“Regulatory Materials” means regulatory applications, submissions, dossiers, notifications, registrations, Regulatory Approvals and/or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to Exploit a Licensed Product in a particular country or regulatory jurisdiction, including INDs and NDAs.

1.108
“Reimbursement Approval” means, with respect to a Licensed Product, the governmental approval, agreement, determination, or decision establishing the list price or level of reimbursement for such Licensed Product, in a given country in the Territory, prior to the sale of the Licensed Product in such country in the Territory.

1.109
“Royalty Floor” has the meaning set forth in Section 6.5.5.

1.110
“Royalty Report” has the meaning set forth in Section 7.1.

1.111
“Royalty Term” means, with respect to a given Licensed Product sold or commercially distributed in a given country in the Territory, on a country-by-country basis, the time period commencing on the date of the First Commercial Sale of the Licensed Product in such country and ending on the later of (i) ten (10) years from such First Commercial Sale, and (ii) the expiration of the last Valid Claim in such country Covering such Licensed Product or its use.

1.112
“SCC” has the meaning set forth in Section 1.96(g).

1.113
“Selling Party” means, as applicable, Treeline, its Affiliate, its Sublicensee, or an Affiliate of a Sublicensee, which sells any Licensed Product.  “Selling Party” excludes any Distributor.

1.114
“Sublicense” has the meaning set forth in Section 2.2.

1.115
“Sublicensee” has the meaning set forth in Section 2.2.

1.116
“Taxes” has the meaning set forth in Section 1.96(b).

1.117
“Technical Assistance” has the meaning set forth in Section 2.6.

1.118
“Term” has the meaning set forth in Section 13.1.

1.119
“Territory” means worldwide, excluding the Greater China.

1.120
“Third Party” means a Person other than (a) Treeline or any of its Affiliates or (b) Hengrui or any of its Affiliates.

1.121
“Third Party Agreements” has the meaning set forth in Section 9.2.12(a).

1.122
“Third Party Commercial Supply Agreement” has the meaning set forth in Section 5.1.3.

1.123
“Third Party Infringement Claim” has the meaning set forth in Section 8.3.5.

1.124
“Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing

1.125
“Treeline Additional Product” has the meaning set forth in Section 2.4.2.

1.126
“Upfront Payment” has the meaning set forth in Section 6.1.

1.127
“U.S.” or “U.S.A.” means the United States of America, including all possessions and territories thereof.

1.128
“Valid Claim” means (a) a claim of any pending patent application included in the Licensed Patents, which claim Covers the composition of matter or the method of use approved for labeling by the applicable Regulatory Authority for the applicable Licensed Compound or Licensed Product, and [*], and/or (b) a claim of an issued and unexpired patent included within the Licensed Patents, which claim Covers (i) the composition of matter or the method of use approved for labeling by the applicable Regulatory Authority for the applicable Licensed Compound or Licensed Product, or (ii) (solely if such claim is issued and unexpired as of the Effective Date) the manufacture of the applicable Licensed Compound or Licensed Product, in each case under (i) and (ii), that has not been held permanently revoked, unenforceable, or invalid by an unappealable (or unappealed within the time allowed for appeal) decision of a court or other Governmental Authority of competent jurisdiction, and which has not been dedicated to the public, abandoned, or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.129
“Withholding Tax” has the meaning set forth in Section 6.6.2.

ARTICLE 2
LICENSES

2.1
Licenses to Treeline.  Subject to the terms and conditions of this Agreement, Hengrui shall grant and hereby grants to Treeline and its Affiliates, under the Licensed Technology, effective as of the Effective Date, (a) an exclusive (without any reservation by Hengrui or its Affiliates), royalty-bearing license, with the right to sublicense (through multiple tiers) solely as contemplated in Section 2.2, to Develop, Manufacture, Commercialize and otherwise Exploit the Licensed Compounds and Licensed Products, including as part of a Combination Product, in the Field in the Territory, and (b) a non-exclusive and royalty-free license, with the right to sublicense (through multiple tiers) as contemplated in Section 2.2, to conduct preclinical studies in the Greater China with respect of the Licensed Compounds and Licensed Products through Third Party contract research organization(s) (“CRO(s)”) located in the Greater China solely for the Exploitation of the Licensed Compounds and Licensed Products, including as part of a Combination Product, in the Field in the Territory; provided that Treeline shall, before engaging any such CRO(s) for pre-clinical studies in the Greater China, provide to Hengrui written notice identifying such CRO(s).  Treeline shall remain responsible and liable for all actions and omissions of its Affiliates with respect to exercise of any rights under this Agreement, which if they were actions or omissions of Treeline would be a breach of this Agreement, and for all of its obligations under this Agreement that have been delegated to such Affiliates.

2.2
Sublicensing by Treeline. Treeline and its Affiliates shall have the right to grant sublicenses (through multiple tiers) (including any option to obtain a sublicense, each a “Sublicense”) to any Third Party that is not an Excluded Entity at the time of the Sublicense grant (each such Third Party, a “Sublicensee”), under the license set forth in Section 2.1.  Neither Treeline nor any of its Affiliates shall have the right to grant any Sublicense to any Excluded Entity without Hengrui’s prior consent, not to be unreasonably withheld. Each Excluded Entity approved by Hengrui to receive a Sublicense shall be deemed a Sublicensee.  Each Sublicensee shall be subject to a written agreement that is consistent with the terms and conditions of this Agreement, including but not limited to any restrictions regarding use of Licensed Technology, confidentiality obligations, license to Licensed Compound Arising IP (subject to Section 2.7). Treeline shall within [*] days following the execution of each Sublicense, provide Hengrui with written notice of the grant of such Sublicense and provide Hengrui with a copy of the Sublicense agreement (which may have financial information and other confidential information redacted).  Treeline shall remain responsible and liable for all actions and omissions of any Sublicensee with respect to exercise of any rights under this Agreement that are sublicensed to such Sublicensee and all of its obligations under this Agreement that have been delegated to such Sublicensee.  Any Sublicensee conduct, act, or omission that would have constituted a breach of this Agreement shall be imputed to Treeline and deemed a breach of this Agreement as if such conduct, act, or omission had been directly attributable to Treeline.  Treeline shall not grant a Sublicense to any Sublicensee that has been debarred or disqualified by a Regulatory Authority. For clarity, and subject to Section 2.3, none of the following Third Parties will be deemed a Sublicensee: (a) any Distributor, (b) any CRO or contractor providing services to Develop Licensed Product, including for proof of concept studies and clinical trials, (c) any Third Party contract manufacturing organizations (“CMO”) engaged to Manufacture a Licensed Compound and/or Licensed Product.

2.3
Subcontractors.  Either Party may exercise its licensed rights in the Licensed Technology (in the case of Treeline as the licensee) or Licensed Compound Arising IP (in the case of Hengrui as the licensee) under this Agreement through one or more Distributors, CROs, CMOs or other Third Party contractors or consultants without meeting the requirements of Section 2.2 (in the case of Treeline as the licensee) or the third sentence in Section 2.7 (in the case of Hengrui as the licensee), provided that (a) each Party as the licensee remains responsible for any obligations that have been delegated or subcontracted to any such Distributors, CROs, CMOs, contractors or consultants, and the performance of such activities by such Distributors, CROs, CMOs, contractors and consultants in accordance with the terms of this Agreement, and (b) the Distributors, CRO, CMO, contractor or consultant undertakes in writing obligations of confidentiality and non-use regarding Confidential Information, Licensed Technology, or the Licensed Compound Arising IP (as applicable) that are substantially the same as those undertaken by the Parties under this Agreement, including pursuant to Article 11 hereof.

2.4
Additional Product

2.4.1
If Hengrui or any of its Affiliates establishes an internal program for an Additional Product or otherwise obtains Control of an Additional Product (“Hengrui Additional Product”) during the Term, Hengrui shall promptly provide Treeline written notice thereof; and Hengrui agrees to grant and hereby grants to Treeline and its Affiliates, an exclusive first option, exercisable in Treeline’s sole discretion at any time during the period of [*] years following the date of Treeline’s receipt of such notice (the “Hengrui Additional Product Option Period”), to include such Hengrui Additional Product within the scope and meaning of the Licensed Compound or Licensed Product, as applicable, under the terms of this Agreement (the “Hengrui Additional Product Option”). Hengrui shall promptly provide Treeline throughout the Term, any and all material data generated by or on behalf of Hengrui or such Affiliates with respect to the Hengrui Additional Product. In the event that Treeline elects to exercise the Hengrui Additional Product Option, it shall prior to the end of the applicable Hengrui Additional Product Option Period provide Hengrui notice in writing specifying that Treeline has elected to exercise the Hengrui Additional Product Option (“Hengrui Additional Product Option Exercise Notice”).  For the avoidance of doubt and without limiting Section 2.1, for each Hengrui Additional Product that Treeline has exercised the Hengrui Additional Product Option, such Hengrui Additional Product shall be deemed a Licensed Compound or Licensed Product, as applicable, under the terms of this Agreement, provided that Treeline’s right to grant a sublicense under Section 2.2 to a Sublicensee shall not extend to Hengrui Additional Product unless such Sublicensee agrees to grant a reciprocal license to IP related to the Sublicensee’s Additional Product under Section 2.4.2.  If Treeline does not provide the Hengrui Additional Product Option Exercise Notice within the Hengrui Additional Product Option Period, Treeline shall promptly return to Hengrui (in any event within [*] Business Days following the expiration of the Hengrui Additional Product Option Period) any and all material information relating to the Hengrui Additional Product Program directly or indirectly disclosed by or on behalf of Hengrui to Treeline, and such Hengrui Additional Product shall not be deemed a Licensed Compound or Licensed Product.

2.4.2
If Treeline or any of its Affiliates establishes an internal program to develop an Additional Product or otherwise obtains Control of an Additional Product (“Treeline Additional Product”) during the Term, Treeline shall promptly provide Hengrui written notice thereof, and all IP in the Greater China pertaining to the Treeline Additional Product (excluding for clarity any IP relating to any other proprietary compounds Controlled by Treeline or its Affiliates, but including any IP pertaining to the combination of the Treeline Additional Product with other compounds not Controlled by Treeline or its Affiliates within the same class as Treeline’s or its Affiliates’ proprietary compound(s)) that is Controlled by Treeline or its Affiliates during the Term will be automatically included within the scope and meaning of Licensed Compound Arising IP and subject to the license grant under Section 2.7. For the avoidance of doubt and without limiting Section 2.7, the Treeline Additional Product shall be deemed a Licensed Compound and Licensed Product, as applicable, but solely (a) for purposes of determining and triggering milestone payments and royalties under Sections 6.2, 6.3, 6.4, and 6.5, respectively, and (b) for purposes of Sections 2.7, 4.2, 4.6, 8.2, 8.3, 9.3, 12.1 and Article 7.

2.4.3
Notwithstanding the foregoing, in the event a Party enters into a transaction or series of transaction with a Third Party acquiror that constitutes a Change of Control of such Party, then Section 2.4.1 or 2.4.2, as applicable, shall not apply to any Additional Product Controlled by the Acquiring Entity immediately prior to the consummation of the Change of Control or thereafter (each such Additional Product, an “Acquiror Additional Product”; each such program, an “Acquiror Program”), provided that (a) all activities relating to the Acquiror Program or Acquiror Additional Product were, are, and shall be conducted by such Acquiring Entity independently of any and all activities of this Agreement and without use of any Licensed Technology, Joint Technology or Licensed Compound Arising IP, or any Confidential Information specifically relating to the Licensed Compound, as applicable, and (b) no Confidential Information specifically relating to the Licensed Compound, Licensed Technology, Joint Technology or Licensed Compound Arising IP, as applicable, were, are, and shall be provided to or shared with any personnel working on the Acquiror Program or Acquiror Additional Product.  Such acquired Party and the Acquiring Entity shall put in place “firewall” safeguards reasonably designed to ensure compliance with clauses (a) and (b), including between individuals with access to any Confidential Information specifically relating to the Licensed Compound, Licensed Technology, Joint Technology or Licensed Compound Arising IP, as applicable, on the one hand, and the personnel involved with the Acquiror Program or the Development, Manufacture or Commercialization of the Acquiror Additional Product, on the other hand. For further clarity, in the event a Party enters into a collaboration with a Third Party with respect to the combination of a proprietary compound Controlled by such Party with an Additional Product Controlled by such Third Party or its Affiliates, in no event shall such Additional Product be deemed a Hengrui Additional Product or Treeline Additional Product, as applicable, provided that the applicable Party is not granted by such Third Party the right to sell such Additional Product.

2.5
Transfer of Licensed Technology.  Promptly after the Effective Date and no later than [*] days thereafter, Hengrui shall without charge deliver (or have delivered), disclose and make available, and shall procure that its Affiliates deliver, disclose and make available, to Treeline (or its designee), including any designated Third Party subcontractor described under Section 2.3, all existing Licensed Know-How (including Regulatory Materials), including (a) the clinical and non-clinical data, detailed summaries of data, results, research, analyses, materials, documentation and the items set forth in Exhibit B, (b) all technical data and information Controlled by Hengrui or any of its Affiliates that is necessary or reasonably useful for the Development or other Exploitation (except for Manufacturing) of Licensed Compounds and/or Licensed Products or as required by any Regulatory Authorities in the Territory to initiate an investigational new drug file or dossier (such as a clinical trial application, IND, IMPD, or the equivalent); and (c) copies (in original language and if already translated, in English) of all Regulatory Materials submitted by Hengrui to Regulatory Authority for the Licensed Compounds and/or Licensed Products, and all data, results and information supporting the submissions.  Hengrui shall make such Licensed Know-How and Regulatory Materials available to Treeline in original language (and if already translated, in English) in such form as they exist within Hengrui’s control. If no English translation exists for certain materials within the Licensed Know-How, Hengrui shall use Commercially Reasonable Efforts to have such items translated into English, if requested by Treeline, at Treeline’s sole cost and expense, and provide the translation no later than [*] days after such request.

2.5.1
From time to time during the Term or upon Treeline’s reasonable request, Hengrui shall promptly provide updates and transfer, and shall procure that its Affiliates promptly provide updates and transfer, without charge, throughout the Term to Treeline of any additional Licensed Know-How to the extent not previously delivered and any Licensed Know-How that Hengrui or its Affiliates comes to Control.

2.5.2
Any Licensed Know-How or Regulatory Material that is required for submission to Regulatory Authorities in the Territory by Treeline and that was originally created in Chinese but if already translated to English will be delivered in both the original Chinese and translated English.

2.6
Technical Assistance.  Hengrui shall, and shall cause its Affiliates to, provide to Treeline (and/or its designee(s)) such reasonable assistance, consultation and cooperation, as Treeline may reasonably request that is necessary to effect the transfer of Licensed Technology pursuant to Section 2.5 or as necessary or reasonably useful for the Exploitation of the Licensed Compounds or Licensed Products (collectively, “Technical Assistance”).  Without limiting the foregoing and as a part of the Technical Assistance, Hengrui shall make available to Treeline, including in person or by teleconference, those of Hengrui’s (or its Affiliate’s) personnel involved in the Development or Manufacture of the Licensed Compounds and/or Licensed Products, as Treeline may reasonably request for purposes of transferring the data, information, documentations and materials to Treeline as set forth in Section 2.5 or the Exploitation of the Licensed Compounds or Licensed Products.  All Technical Assistance shall be provided at Hengrui’s sole cost and expense, [*].

2.7
License to Hengrui.  Subject to the terms and conditions of this Agreement, Treeline shall grant and hereby grants to Hengrui and its Affiliates, effective as of the Effective Date, (a) under the Licensed Compound Arising IP (as defined below), an exclusive (without any reservation by Treeline or its Affiliates), fully-paid, royalty-free, perpetual (subject to Treeline’s termination right under Section 13.2.1), non-transferable (except as permitted under Section 14.4) license, without the right to sublicense (except as contemplated in this Section) to Develop, Manufacture, Commercialize, and otherwise Exploit the Licensed Compounds and Licensed Products, including as part of Combination Products, in the Field in the Greater China; and (b) a non-exclusive and royalty-free license to conduct pre-clinical studies in the Territory with respect of the Licensed Compounds and Licensed Products through CRO(s) located in the Territory solely for the Exploitation of the Licensed Compounds and Licensed Products, including as part of a Combination Product, in the Field in the Greater China; provided that Hengrui shall, before engaging any such CRO(s) for pre-clinical studies in the Territory, provide to Treeline written notice identifying such CRO(s). Hengrui shall have the right to sublicense the rights granted under this Section solely to a China Licensee to whom Hengrui has granted a license to its Intellectual Property relating to the Licensed Compounds and Licensed Products.  Hengrui shall within [*] days following the execution of such license with a China Licensee, provide Treeline with written notice of the grant of such license and a copy of the license agreement (which may have financial information and other confidential information redacted). Hengrui shall remain responsible and liable for all actions and omissions of its Affiliates and sublicensees with respect to exercise of any rights under this Section. “Licensed Compound Arising IP” means any (i) [*] or (ii) [*], in each case of (i) or (ii), that is Controlled, in the Field in the Greater China, by Treeline or its Affiliates (whether solely or jointly with Hengrui) as of the Effective Date or becomes Controlled, in the Field in the Greater China, by Treeline or any of its Affiliates during the Term, and is solely relating to the Licensed Compounds or is necessary for the Exploitation of the Licensed Compounds or Licensed Products, in the Field in the Greater China, including any such Arising IP or Acquired IP that is necessary for the Exploitation of any Combination Product in the Field in the Greater China (excluding however, any IP relating to any proprietary compound(s) Controlled by Treeline or its Affiliates). For the avoidance of doubt and notwithstanding the foregoing, Licensed Compound Arising IP includes [*].  For clarity, in no event shall Hengrui or its Affiliates have any license or other right under this Agreement to Exploit any proprietary compound(s) Controlled by Treeline or its Affiliates (other than the rights expressly set forth in Sections 2.4.2 and 2.10). Following the expiration of the Term, the license grant in this Section 2.7(a) shall become non-exclusive.

2.8
Arising IP Update. From time to time or upon Hengrui’s reasonable request, Treeline shall promptly provide updates and transfer, and shall procure that its Affiliates promptly provide updates and transfer, without charge, throughout the Term to Hengrui of any additional Licensed Compound Arising IP and Arising IP jointly owned with Hengrui or its Affiliates to the extent not previously delivered and all Licensed Compound Arising IP and any Arising IP jointly owned with Hengrui or its Affiliates that Treeline or its Affiliates or their Sublicensees come to Control.

2.9
No Other Licenses.  Neither Party grants to the other Party any rights or licenses in or to any Intellectual Property, whether by implication, estoppel, or otherwise, other than the license rights that are expressly granted under this Agreement.

2.10
Right of First Negotiation.  [*].

ARTICLE 3
GOVERNANCE

3.1
Alliance Managers.  Within [*] days following the Effective Date, each Party shall appoint (and notify the other Party in writing of the identity of) a representative having the appropriate qualifications to act as its alliance manager under this Agreement (the “Alliance Manager”).  The Alliance Managers shall serve as the primary contact points between the Parties regarding the activities contemplated by this Agreement.  The Alliances Managers shall (a) promote communication and coordination between the Parties, providing a single point of communication for seeking consensus both internally within each Party’s respective organization, including facilitating review of external corporate communications, and raising cross-Party or cross-functional disputes in a timely manner; and (b) manage the JSC meetings by (i) calling meetings of the JSC; (ii) preparing and issuing minutes of each meeting within [*] Business Days thereafter; and (iii) preparing and circulating an agenda for the upcoming meeting, in each case at the direction of and in consultation with the then-current chairperson of the JSC.  Each Party may replace its Alliance Manager by written notice to the other Party.

3.2
Joint Steering Committee

3.2.1
Formation.  Within [*] days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”) to coordinate the Exploitation of the Licensed Products worldwide.  The JSC shall at all times consist of an equal number of representatives for each Party. Each Party shall appoint at least two (2) representatives to the JSC, each of whom shall be an officer or employee of such Party having sufficient experience and seniority within such Party to make decisions arising within the scope of the JSC’s responsibilities.  Each Party may replace its JSC representatives upon written notice to the other Party.

3.2.2
Role.

(a)          The JSC shall (i) provide a forum for the discussion of the Parties’ activities under this Agreement; (ii) review and discuss the overall strategy for the Development of the Licensed Products worldwide; (iii) review, discuss and approve the Development Plan (as defined in Section 3.2.2(b)); (iv) establish subcommittees as necessary or advisable to further the purpose of this Agreement; (v) facilitate the exchange of information with respect to the Development, Manufacturing and Commercialization activities relating to the Licensed Products and conducted by or on behalf of each Party in such Party’s respective territory; and (vi) perform such other functions as expressly set forth in this Agreement or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

(b)          In addition, each Party agrees to prepare and submit to the JSC a reasonably detailed development plan (including overall strategy, indications, study designs and timelines) for the Development of the Licensed Compound and Licensed Products in the Greater China (in the case of Hengrui) and in the Territory (in the case of Treeline) (“Development Plan”), and all proposed updates or amendments thereto.  Each Party, its Affiliates and licensees (in the case of Hengrui) or Sublicensees (in the case of Treeline) shall use Commercially Reasonable Efforts to conduct the Development of the Licensed Compound and Licensed Products in their respective territory in accordance with their respective Development Plan (or updates or amendments thereto) submitted to and approved by the JSC. In each case where a Party’s execution of any activity described in its Development Plan submitted to and approved by the JSC is postponed or cancelled despite the use of Commercially Reasonable Efforts, such Party shall, if requested by the other Party, provide the applicable reasons and/or discuss with the other Party in person or by telephone or video-conference regarding such postponement or cancellation and further explain such postponement or cancellation at the JSC Meeting.

3.2.3
Limitation of Authority.  The JSC shall only have the powers expressly assigned to it by this Agreement and shall not have the authority to (i) modify or amend the terms and conditions of this Agreement; (ii) waive either Party’s compliance with the terms and conditions of this Agreement; or (iii) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.

3.2.4
Meetings.  The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every Calendar Year.  Each Party may call additional ad hoc JSC meetings as the need arises with mutual agreement by the Parties and reasonable advance notice (no less than [*] Business Days) to the other Party.  Meetings of the JSC may be held in person, by audio or video conference or similar means.  In person JSC meetings shall be held at locations mutually agreed by the Parties.  Each Party shall be responsible for such Party’s expenses incurred in participating in the JSC meetings.  No action taken at any JSC meeting shall be effective unless at least two (2) representatives of each Party are participating in such JSC meeting.

3.2.5
Non-Member Attendance.  Each Party may from time to time invite a reasonable number of participants relevant to the items on the issued agenda, in addition to its representatives, to attend the JSC meetings in a non-voting capacity; provided that no Party may have any Third Party (including any consultant) attend such a meeting without the prior written consent of the other Party and if such other Party consents to such Third Party’s attendance, such Party shall ensure that such Third Party does not vote or otherwise participate in the decision making process of the JSC and is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

3.2.6
Decision-Making.  All decisions of the JSC shall be made by unanimous vote, with each Party having one (1) vote.  If after reasonable discussion and good faith consideration of each Party’s view on the Development Plan submitted to the JSC (or updates or amendments thereto), the JSC cannot agree upon the Development Plan (or update or amendment thereto) within [*] Business Days after such matter was brought to the JSC for resolution, Treeline will have final decision-making authority with respect to the approval of the Development Plan (or update or amendment thereto) in the Territory and Hengrui will have final decision making authority with respect to the approval of the Development Plan (or update or amendment thereto) in the Greater China.

ARTICLE 4
DEVELOPMENT AND COMMERCIALIZATION

4.1
Responsibility.  From and after the Effective Date, Treeline shall have the exclusive and sole right and responsibility for and operational control over all aspects of the Exploitation of the Licensed Compounds and Licensed Products in the Field in the Territory, including all non-clinical and clinical studies, regulatory filings, and all Development, Commercialization and Manufacturing activities, resourcing and decision making.  Treeline shall bear all of the costs and expenses incurred by it in connection with its Development, Manufacturing, and Commercialization activities, except as otherwise expressly set forth herein.

4.2
Regulatory Matters.

4.2.1
Regulatory Filings.

(a)          As between Treeline and Hengrui, Treeline will have sole right and responsibility for the conduct of all regulatory activities required to obtain and maintain Regulatory Approval of Licensed Products in the Field in the Territory, including (i) preparing and submitting all Regulatory Materials for Licensed Products in the Field in the Territory, and (ii) determining all regulatory plans and strategies for Licensed Products in the Field in the Territory. As between the Parties, Treeline will have the exclusive right to submit to and appear before Regulatory Authorities on any matter with respect to Licensed Products in the Field in the Territory.  Treeline (or its Affiliates or Sublicensees, as applicable) will own all Regulatory Materials (including Regulatory Approvals) for Licensed Products in the Field in the Territory and all such Regulatory Materials shall be submitted in the name of Treeline (or its Affiliate or Sublicensee, as applicable) in the Field in the Territory.  As between the Parties, Treeline shall have sole decision-making authority for all regulatory matters with respect to Licensed Products in the Field (including the decision to file and the content of any regulatory filing or dossier, pharmacovigilance reports, patient risk management strategies and plans, labeling, safety, recalls and withdrawals) in the Territory.  For clarity, Hengrui has the sole right to engage in any and all of the regulatory activities described above with respect to Licensed Products in the Greater China.

(b)        Without limiting Sections 2.5, 2.6, 4.1 and 4.2.1(a), Hengrui shall, and shall cause its Affiliates and China Licensees to, assist and support Treeline, as reasonably requested by Treeline and at Treeline’s expense, in obtaining Regulatory Approvals for Licensed Products in the Territory, including allowing reasonable and timely access, use and support of its existing technical documents and Regulatory Materials related to the Licensed Compounds or Licensed Products and necessary for Treeline’s completion and submission of any regulatory filing, and assisting Treeline’s completion and submission of an IND or NDA in the Territory. Each Party shall promptly notify the other Party in writing of any communication relating to the Licensed Compound or Licensed Products received from any Regulatory Authority that may be materially relevant to the other Party. Without limiting the foregoing, either Party shall promptly notify the other Party of any information it receives regarding any threatened or pending action or communication by or from any Regulatory Authority, which may adversely affect the Exploitation or regulatory status of any Licensed Product in the other Party’s territory.

(c)          For clarity, during the Term of this Agreement, Hengrui or its Affiliates or licensees shall not, directly or indirectly, conduct any Development activities relating to the Licensed Products in the Territory, including any clinical trials or any regulatory activities (including any communication with Regulatory Authority) and Treeline or its Affiliates or Sublicensees shall not, directly or indirectly, conduct any Development activities relating to the Licensed Products in the Greater China, including any clinical trials or any regulatory activities (including any communication with Regulatory Authority), in each case, excluding any nonclinical activities conducted on a Party’s behalf by CRO(s) in the other Party’s territory under the license set forth in Section 2.1(b) or 2.7(b), as applicable.

4.2.2
Right of Reference.  From and after the Effective Date, each Party hereby grants to the other Party a non-exclusive “Right of Reference or Use,” as that term is defined in 21 C.F.R. § 314.3(b) (or equivalent Applicable Law within the Territory or Greater China) to all Regulatory Materials pertaining to the Licensed Products submitted by or on behalf of such Party. Treeline shall, and shall cause its Affiliates and their Sublicensees to, assist and support Hengrui, as reasonably requested by Hengrui and at Hengrui’s expense, in obtaining Regulatory Approvals for Licensed Products in the Greater China, including allowing reasonable and timely access, use and support of its existing technical documents and Regulatory Materials related to the Licensed Compounds or Licensed Products and necessary for Hengrui’s completion and submission of any regulatory filing, and assisting Hengrui’s completion and submission of an IND or NDA in the Greater China.

4.2.3
Transfer of Regulatory Filings.  Without limiting Section 4.2.1(c), promptly after the Effective Date, Hengrui shall transfer into Treeline’s name, all Regulatory Materials and other filings pertaining to Licensed Products submitted by or on behalf of Hengrui or its Affiliate, if any, in the Territory and transfer any and all regulatory activities in the Territory to Treeline.

4.3
Commercialization.

4.3.1
Commercialization Activities.  Without limiting Section 4.1, upon receiving Regulatory Approval for one or more Licensed Product(s) in one or more countries of the Territory, Treeline will have the sole right and responsibility with respect to the Commercialization of such Licensed Product(s) in such countries.  Without limiting the foregoing, Treeline will have the sole right and responsibility for the marketing and distribution of Licensed Products in the Field in the Territory.

4.3.2
Commercialization Plan and Report.  Treeline shall keep Hengrui reasonably informed of its, its Affiliates’ and Sublicensees’ Commercialization activities with respect to the Licensed Products in the Territory, to the extent such information is available to Treeline and Treeline shall use Commercially Reasonable Efforts to obtain such information.  Without limiting the foregoing, commencing no later than [*] months before the anticipated date of the receipt of the first Regulatory Approval to Commercialize the Licensed Product in the Territory and annually thereafter, Treeline will share with Hengrui an initial plan for engaging in Commercialization activities for such Licensed Product for Hengrui’s information (the “Commercialization Plan”), which plan will summarize [*], provided that if Commercialization of the Licensed Product is conducted by a Sublicensee, Treeline will only share with Hengrui the Commercialization Plan to the extent such Commercialization Plan is available to Treeline and permitted to be shared with Hengrui, provided that Treeline shall use Commercially Reasonable Efforts to obtain such Commercialization Plan and permission to share with Hengrui. For each Calendar Year following first Regulatory Approval for sale and marketing of a Licensed Product, Treeline shall provide to Hengrui annually within [*] days after the end of such Calendar Year a report summarizing Treeline’s activities performed by and on behalf of Treeline with respect [*] under this Agreement (“Commercialization Report”).  The Commercialization Plan and Reports and the contents thereof shall be Confidential Information of Treeline.

4.4
Diligence.  Treeline (whether on its own or through one or more of its Affiliates, Sublicensees or Development and/or Commercialization collaborators) shall use Commercially Reasonable Efforts to Develop (including obtaining Regulatory Approval for) and Commercialize at least one Licensed Product or a Combination Product in the Field in the U.S. and another five (5) Major Markets.

4.5
Pharmacovigilance Agreement.  Within [*] months of the Effective Date, but in any event prior to commencement of any clinical trials with respect to the Licensed Product in the Territory, the Parties will in good faith negotiate and finalize a separate safety data exchange agreement (the “Pharmacovigilance Agreement”), the terms of which shall set forth the obligations, procedures and timelines for either Party to report information (such as the occurrence of Adverse Events) observed in connection with the Licensed Product in order to enable the other Party to comply with its safety reporting obligations to the applicable Regulatory Authorities.

4.6
No Diversion.  Each Party hereby covenants and agrees that it shall not, and shall ensure that its Affiliates, Sublicensees (in the case of Treeline) and licensees, will not, directly or indirectly, promote, market, distribute, import, sell or have sold the Licensed Products, including via internet or mail order, in the other Party’s territory.  With respect to any country in the other Party’s territory, a Party shall not, and shall ensure that its Affiliates, Sublicensees (in the case of Treeline) and licensees will not: (a) establish or maintain any branch, warehouse or distribution facility for Licensed Products in such countries, (b) knowingly engage in any advertising or promotional activities relating to Licensed Products that are directed primarily to customers or other purchaser or users of Licensed Products located in such countries, (c) actively solicit orders for Licensed Products from any prospective purchaser located in such countries, or (d) knowingly sell or distribute Licensed Products to any person in such Party’s territory who intends to sell or has in the past sold Licensed Products in such countries.  If either Party receives any order for any Licensed Product from a prospective purchaser reasonably believed to be located in a country in the other Party’s territory, such Party shall promptly refer that order to the other Party and such Party shall not accept any such orders.  Each Party shall not deliver or tender (or cause to be delivered or tendered) Licensed Products into a country in the other Party’s territory.  Each Party shall not, and shall ensure that its Affiliates, Sublicensees (in the case of Treeline) and licensees will not, knowingly restrict or impede in any manner the other Party’s exercise of its retained exclusive rights in the other Party’s territory.  Each Party and its Affiliates will use Commercially Reasonable Efforts to monitor and prevent exports of Licensed Products from its own territory for Commercialization in the other Party’s territory, using methods permitted under Applicable Law that are commonly used in the industry for such purpose (if any), and shall promptly inform the other Party of any such exports of Licensed Products from its territory, and any actions taken to prevent such exports. Each Party agrees to take reasonable actions requested in writing by the other Party that are consistent with Applicable Law to prevent exports of Licensed Products from its territory for Commercialization in the other Party’s territory.

ARTICLE 5
MANUFACTURE AND SUPPLY

5.1
Manufacture and Supply.

5.1.1
Clinical Supply. Hengrui will, upon Treeline’s request, supply Treeline and/or its designee Licensed Compounds and Licensed Products for clinical studies under a separate agreement (“Clinical Supply Agreement”) to be entered into between the Parties within [*] months following the Effective Date. The Clinical Supply Agreement shall contain customary and commercially reasonable terms as may be agreed upon in good faith by the Parties.

5.1.2
Commercial Supply. Upon Treeline’s written request, the Parties shall negotiate and enter into a separate agreement for the commercial supply of Licensed Compound and/or Licensed Products by Hengrui to Treeline and/or its designee in accordance with customary and commercially reasonable terms of forecasting and ordering procedures and other operational matters related to the supply of the Licensed Compounds and Licensed Products (the “Commercial Supply Agreement”).  The Parties agree that such Commercial Supply Agreement shall be entered into at least [*] months prior to the anticipated Regulatory Approval of the first Licensed Product in the Territory.  For the avoidance of doubt, without limiting Section 2.1, Treeline shall have the right and option to purchase Licensed Compounds and/or Licensed Products from any other Third Parties in the Territory, at its sole discretion.

5.1.3
Third Party Manufacture and Supply. In the event that Treeline wishes to purchase Licensed Compounds and/or Licensed Products from any CMO that is engaged by Hengrui at the time Treeline wishes to purchase such Licensed Compounds and/or Licensed Products, Hengrui shall permit Treeline to negotiate and enter into with such CMO a separate agreement for the commercial supply of such Licensed Compounds and/or Licensed Products for Commercialization in the Territory (“Third Party Commercial Supply Agreement”), and Hengrui shall facilitate the negotiations of such Third Party Commercial Supply Agreement, including, but not limited to, issuing permission letter to such CMO authorizing the CMOs to use the processes used for the Manufacturing services provided to Hengrui for Treeline’s Manufacturing requirement, and providing, at Treeline’s request, an introduction to such CMO.

5.2
Manufacturing Technology Transfer.  Hengrui and Treeline agree that at Treeline’s sole cost, Treeline shall have the right to transfer and have transferred all methods and process chemistry and other technology relating to the Manufacturing of Licensed Compounds and/or Licensed Products to an alternative manufacturer of drug substance and drug product at any time; and Hengrui shall, and shall procure its Affiliates to, reasonably assist, cooperate, effect and support, such transfer at Treeline’s cost and expense.  The Parties shall enter into a manufacturing technology transfer agreement (“Manufacturing Technology Transfer Agreement”) within [*] days following Treeline’s request, under which Hengrui shall transfer to Treeline or its designee(s) such Data, documents and information in Hengrui’s or its Affiliate’s control or possession, and provide such technical assistance and support reasonably requested by Treeline, that are necessary or reasonably useful for Treeline to Manufacture or have Manufactured by a Third Party contractor engaged by Treeline, the applicable Licensed Compound or Licensed Product, to the extent Controlled by Hengrui as of such date.  Treeline shall pay Hengrui’s reasonable costs and expenses incurred in connection with providing such information or assistance pursuant to this Section 5.2 and the Manufacturing Technology Transfer Agreement.

5.3
Brand Security and Anti-Counterfeiting.  The Parties will establish contacts for communication regarding brand security issues, and each Party shall reasonably cooperate with the other Party with respect thereto.  Practices around these incidents will comply with Treeline’s then-current standards, where such standards define product security features, warehouse/cargo protection requirements, and response and communication process for such incidents.

ARTICLE 6
PAYMENTS

6.1
Upfront Payment.  Within [*] days following the Effective Date, Treeline will pay to Hengrui Eleven Million Dollars ($11,000,000) (the “Upfront Payment”). The Upfront Payment is non-refundable and shall not be creditable against any other amount due hereunder.

6.2
Development Milestone Payments.  Treeline shall pay to Hengrui the respective one-time only development milestone payments set forth in the table below for the first achievement of the applicable milestone event by a Licensed Product, whether such achievement is made by Treeline, its Affiliate or any of their Sublicensees.  For clarity, each of the following milestone payments shall be payable only once under this Agreement regardless of the number of times the corresponding milestone event is achieved, and whether such milestone event is achieved by one or more Licensed Products (for clarity, including Treeline Additional Products, if applicable).

Development Milestone Event	Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]

In no event shall the total aggregate amount payable under this Section 6.2 exceed forty-five Million Dollars ($45,000,000).  The development milestone payments are non-refundable and shall not be creditable against any other amount due hereunder.

6.3
Commercial Milestone Payments.  Treeline shall pay to Hengrui the respective one-time only commercial milestone payments set forth in the table below for the first achievement of the applicable milestone event by a Licensed Product, whether such achievement is made by Treeline, its Affiliate or its Sublicensee.  For clarity, each of the following milestone payments shall be payable only once under this Agreement regardless of the number of times the corresponding milestone event is achieved, and whether such milestone event is achieved by one or more Licensed Products (for clarity, including Treeline Additional Products, if applicable).

Commercial Milestone Event	Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

In no event shall the total aggregate amount payable under this Section 6.3 exceed six hundred and fifty Million Dollars ($650,000,000).  The commercial milestone payments are non-refundable and shall not be creditable against any other amount due hereunder.

6.4
Milestone Payment Terms.  Each milestone payment stated in the tables in Sections 6.2 and 6.3 shall be paid no more than once under this Agreement, regardless of whether or not similar achievement(s) are thereafter made for the same or one or more other Licensed Products.

6.4.1
Payment Terms for Development Milestones. Treeline shall notify Hengrui in writing within [*] following the achievement of each milestone event set forth in Section 6.2, and shall make the appropriate payment in Dollars by wire transfer to a bank designated in writing by Hengrui within [*] after the achievement of such milestone.

6.4.2
Payment Terms for Commercial Milestones. Within [*] following the end of the Calendar Quarter in which the commercial milestone event set forth in Section 6.3 occurred, Treeline shall notify Hengrui in writing the achievement of each milestone event set forth in Section 6.3, and shall make the appropriate payment in Dollars by wire transfer to a bank designated in writing by Hengrui within [*] after the end of the Calendar Quarter in which the commercial milestone event set forth in Section 6.3 occurred. Treeline shall make the appropriate payment in Dollars by wire transfer to a bank designated in writing by Hengrui.

6.5
Royalty.

6.5.1
Royalty Payments.  During the Royalty Term, in partial consideration of the licenses and rights granted hereunder, Treeline shall pay to Hengrui a royalty on Net Sales of all Licensed Products at the rates set forth in the table below, subject to the remainder of this Section 6.5.

Portion of Aggregate Net Sales during a Calendar Year	Royalty Rate, as % of that Portion of Net Sales
[*]	[*]
[*]	[*]

6.5.2
Step-Down. Subject to Section 6.5.5, the royalty rates under Section 6.5.1 shall be reduced, on a country-by-country basis, to [*] of the rates otherwise stated in Section 6.5.1 with respect to any Net Sales made during any portion of the Royalty Term in the country of sale in which there is not at least one (1) Valid Claim under Licensed Patents in such country.

6.5.3
Generic Competition. On a Licensed Product-by-Licensed Product and country-by-country basis, if (a) a Licensed Product is sold in a country in the Territory and at any time one or more products that are Generic Products with respect to such Licensed Product are sold or marketed by a Third Party in such country, and (b) the total units of such Generic Product(s) sold in such country in any Calendar Year, as a percentage of the total aggregate units of Licensed Products and such Generic Product(s) sold in such country in such Calendar Year (“Generic Product Presence”), is at least [*], then the royalties due to Hengrui pursuant to this Section 6.5 with respect to such Licensed Product in such country during such Calendar Year will be reduced by [*]. Units of Generic Products sold in a particular country for determining Generic Product Presence will be measured based on data provided by IMS International (or another Third Party data aggregating source reasonably selected by Hengrui).

6.5.4
Third Party License. Subject to Section 6.5.5, to the extent a Third Party license is necessary to avoid infringement of a Third Party Patent with respect to use, Development, Manufacture, or Commercialization of a Licensed Compound or a Licensed Product (including as part of a Combination Product) that is directly pertaining to the Licensed Compound in a particular country, the royalties payable by Treeline to Hengrui shall be reduced by offsetting up to [*] of the royalties payable to such Third Party licensor(s) for such license with respect to Net Sales of the Licensed Product in such country against the royalties otherwise payable by Treeline to Hengrui with respect to Net Sales of the Licensed Product in such country.

6.5.5
Royalty Floor.  The royalty reductions set forth in Sections 6.5.2, 6.5.3 and 6.5.4 shall be applied on a cumulative basis; provided, however, under no circumstances will the royalties payable to Hengrui under Section 6.5.1 in any Calendar Quarter be reduced, on a country by-country basis, as a result of Sections 6.5.2, 6.5.3, or 6.5.4, to below a percentage (the “Royalty Floor”) equal to [*] of the royalties otherwise payable under Section 6.5.1; provided that if the Generic Product Presence is equal to or more than [*], the Royalty Floor shall be equal to [*] of the royalties otherwise payable under Section 6.5.1.

6.5.6
Payment Terms.  Royalties reportable in each Royalty Report provided for under Section 7.1 shall be due on the date such Royalty Report is due. Royalty payments will be made to Hengrui in Dollars by wire transfer to the following bank: [*], in accordance with the bank wire transfer details as set forth in the applicable invoice or otherwise provided by Hengrui in writing prior to the payment due date.

6.6
Taxes.

6.6.1
Indirect Taxes. Amounts payable under this Agreement do not include any sales, use, excise, value added or other similar taxes, tariffs or duties as may be applicable.  If any value added tax, sales, use, service, consumption, business or similar tax is imposed under applicable tax law with respect to the amount paid under this Agreement (“Indirect Taxes”), then Treeline agrees to pay such Indirect Taxes and to indemnify and hold harmless Hengrui from and against the amount of such Indirect Taxes (and any penalties, interests, or additions to tax imposed with respect thereto), provided that if Hengrui becomes aware of a requirement of Indirect Taxes due or being imposed in any jurisdictions other than the U.S., Hengrui shall use commercially reasonable efforts to provide written notice to Treeline thereof, provided that failure to provide such notice does not excuse Treeline from its obligation to pay the Indirect Taxes. For avoidance of doubt, Hengrui will not be entitled to pass on to Treeline, and Treeline will not be obligated to pay or bear, any tax that is based on Hengrui’s real, personal or intangible property (whether owned or leased), corporate structure, franchise, continuing business operations, income, gross receipts, capital stock, net worth or imposed with respect to Hengrui’s engagement of employees or independent contractors. To the extent that any Indirect Tax is imposed under applicable PRC tax law by any tax authority in the P.R.C. on Hengrui, Hengrui will submit an invoice, or receipt, or such other evidence, to Treeline for the amount of such Indirect Tax, and Treeline shall directly pay to the applicable taxing authority (or reimburse and pay Hengrui for such Indirect Tax within [*] days after receipt of such invoice, or receipt, or such other evidence); provided that if Hengrui does not provide Treeline such an invoice, or receipt, or such other evidence, in a timely manner, Treeline will not be responsible for any interest, penalties or additions to tax directly resulting from such failure. The Parties will cooperate in good faith to minimize Indirect Taxes to the extent legally permissible (including using commercially reasonable efforts to obtain an exemption from P.R.C. VAT for the licenses granted under Article 2 of this Agreement).

6.6.2
Withholding Taxes.  Treeline will make all payments to Hengrui under this Agreement subject to deductions or withholdings for income taxes required by law in effect at the time of payment. Any such income tax required by law to be withheld on amounts payable under this Agreement to Hengrui (“Withholding Tax”) will be deducted from amounts otherwise due to Hengrui under this Agreement and promptly paid over by Treeline to the appropriate Governmental Authority and Treeline will promptly furnish Hengrui with proof of payment of such Withholding Tax in a manner customarily provided for such tax payment. Any such Withholding Tax required to be withheld will be an expense of and borne by Hengrui and, to the extent withheld and timely paid over by Treeline to the appropriate Governmental Authority, will be treated as paid to Hengrui under this Agreement. If any such Withholding Tax is assessed against and paid by Treeline, then Hengrui will indemnify and hold harmless Treeline from and against such Withholding Tax (but not, for the avoidance of doubt, any penalties, interests, or additions to tax resulting from Treeline’s failure to timely or properly withhold such Withholding Tax). Treeline and Hengrui will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Treeline to secure a reduction in the rate of applicable Withholding Taxes. Treeline agrees to use reasonable efforts to assist Hengrui in claiming exemptions from, or a refund of, any such deductions or withholdings. On the Effective Date, and otherwise upon Treeline’s reasonable request, Hengrui will provide Treeline with any tax forms it is legally entitled to provide that may be reasonably necessary in order for Treeline not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income Tax treaty, including IRS Form W-8BEN-E, Form W-8ECI, or other applicable IRS Form.

6.7
Late Payment.  If Hengrui does not receive payment of any undisputed sums due to it on or before the due date set forth in this Agreement, then without prejudice to any other right or remedy available to Hengrui, Hengrui may charge interest on the amount outstanding, on a daily basis at the rate equal to the lesser of per annum rate of [*] over the then-current prime rate reported in The Wall Street Journal, and the maximum rate permitted by Applicable Law, until such payment is made in full (“Late Payment Fee”).  If Treeline disputes its payment obligation in good faith, Treeline will notify Hengrui of the dispute before the payment is due and the Parties will use the dispute resolution process described in Section 14.3.  To the extent the payment dispute is resolved in favor of Hengrui, then Hengrui is entitled to charge the Late Payment Fee retroactive as of the date the original payment was due.

ARTICLE 7
ACCOUNTING AND REPORTING

7.1
Royalty Reports.  Within [*] days after the end of each Calendar Quarter during the Royalty Term, Treeline shall furnish to Hengrui a quarterly written report showing in reasonably specific detail (a) [*]; (b) [*]; (c) [*]; (d) [*]; and (e) [*] (a “Royalty Report”).  With respect to sales of Licensed Products invoiced in Dollars, the gross sales, Net Sales and royalties payable shall be expressed in Dollars.  With respect to (i) Net Sales invoiced in a currency other than Dollars and (ii) cash consideration paid in a currency other than Dollars by Sublicensees hereunder, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the Dollar equivalent.  The Dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable Calendar Quarter, or other newspaper agreed to by the Parties.

7.2
Audits.  During the Royalty Term, upon the written request of Hengrui and not more than once in each Calendar Year (except to the extent an immediate prior audit has revealed an underpayment by Treeline by more than [*]), Treeline shall permit an independent certified public accounting firm of nationally recognized standing selected by Hengrui and reasonably acceptable to Treeline, at Hengrui’s expense, to have access during normal business hours to such of the financial records of Treeline as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the [*] immediately prior to the date of such request (other than records for which Hengrui has already conducted an audit under this Section). Such audit shall be requested in writing at least [*] Business Days in advance.

7.2.1
If such accounting firm concludes that additional amounts were owed during the audited period, Treeline shall pay such additional amounts within [*] days after the date Hengrui delivers to Treeline such accounting firm’s written report so concluding.  The fees charged by such accounting firm shall be paid by Hengrui; provided, however, if the audit discloses that the royalties payable by Treeline for such period are more than [*] of the royalties actually paid for such period, then Treeline shall pay the reasonable fees and expenses charged by such accounting firm.

7.2.2
Hengrui shall cause its accounting firm to maintain all information subject to review under this Section 7.2 or received by such accounting firm as a result of such audit in strict confidence; provided, however, that Treeline shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Treeline regarding such information.  All such information shall be deemed Confidential Information of Treeline.  The accounting firm shall disclose to Hengrui only whether the reports are correct or not, the amount of any discrepancy, and the basis for the discrepancy.  No other Confidential Information of Treeline shall be shared with Hengrui.  Hengrui shall treat all such financial information as Treeline’s Confidential Information.

ARTICLE 8
INTELLECTUAL PROPERTY

8.1
Ownership.

8.1.1
Ownership.  As between the Parties, each Party shall retain sole ownership of and rights in such Party’s Background IP and nothing in this Agreement shall vest in a Party any right, title or interest in or to the other Party’s Background IP, other than the license rights expressly granted hereunder.  Subject to the foregoing and the provision of license grants under this Agreement, including Sections 2.1 and 2.7, and this Article 8 (Intellectual Property), ownership of and rights in any Invention and other Know-How (and in each case including all Intellectual Property rights therein), conceived, developed, generated, made, or reduced to practice by or on behalf of a Party or the Parties (solely or jointly) or their Affiliates in the course of exercising its (or their) rights or carrying out its (or their) obligations under this Agreement (the “Arising IP”) shall be determined based on inventorship and authorship, as applicable, in accordance with the applicable intellectual property laws.

8.1.2
Rights of Joint Owners.  Subject to the licenses and covenants in this Agreement, including Sections 2.1, 2.2 and 10.1, and this Article 8, each Party may exercise its ownership rights in and to any such Joint Technology, including the right to license and sublicense or otherwise to Exploit, transfer or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party.

8.1.3
Disclosure.  Each Party will promptly disclose to the other Party all Joint Know-How, including all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating thereto.  Each Party will also promptly respond to reasonable requests from the other Party for additional information relating thereto.

8.1.4
Trademarks.  Treeline will, in its sole discretion, select and own all Trademarks used in connection with the Exploitation of Licensed Compounds and/or Licensed Products in the Territory.

8.2
Patent Prosecution and Maintenance.

8.2.1
Subject to Section 8.1 and the remainder of this Section 8.2, Treeline and Hengrui shall coordinate on global filing strategy for the Patent rights within the Licensed Technology and Licensed Compound Arising IP (for clarity, excluding Patent rights Covering any proprietary compound(s) Controlled by Treeline or its Affiliates other than Treeline Additional Product). The Parties will use reasonable efforts to consider and discuss the global filing strategy for such Patent rights in good faith.  In the event a joint decision is not reached regarding the global filing strategy for such Patent rights, (a) Hengrui will have the final say on decisions related to the Greater China, and (b) Treeline will have the final say on decisions related to the Territory. Without limiting Sections 2.5 and 2.6, within [*] days after the Effective Date, Hengrui will transfer to Treeline or its designated representative the files of all Licensed Patents in the Territory to be Prosecuted by Treeline in the name of Hengrui.

8.2.2
After receiving the files of all Licensed Patents in the Territory in accordance with Section 8.2.1, Treeline and its Affiliates shall use reasonable efforts to Prosecute all Licensed Patents in the Territory at its own cost and using prosecution counsel of its choice.  Hengrui and its Affiliates shall cooperate with Treeline in the Prosecution of all Licensed Patents in the Territory, including executing all lawful papers and instruments, making all rightful oaths and declarations, delivering to Treeline (or its designee), all instruments and documents, including powers of attorney, needed to file, maintain, prosecute and/or enforce the Licensed Patents in the Territory (including authorization to opt out of the Unified Patent Court for European Patents) in the name of Hengrui and providing any other reasonable assistance requested by Treeline at Treeline’s expense. Treeline shall promptly provide to Hengrui copies of all material prosecution communications regarding any such Licensed Patents in the Territory, and will send Hengrui copies of drafts of such material prosecution submissions prior to filing.  Treeline will consider all comments and suggestions provided by Hengrui on such material patent prosecution submissions in good faith and will use reasonable efforts to arrive at joint decisions on responses. In the event a joint decision is not reached, Treeline will have final say on such decisions.  If Treeline decides to abandon or terminate any such Licensed Patent in the Territory, it shall provide written notice to Hengrui no less than [*] days prior to such termination and give Hengrui the opportunity to take over, at Hengrui’s expense, the Prosecution of such Licensed Patent in the Territory.

8.2.3
In the event Treeline elects not to file any Patent application within the Licensed Compound Arising IP in the Greater China, Hengrui will have the right but not the obligation to file and Prosecute such Patent application in the Greater China in the name of Treeline at Hengrui’s expense, and Treeline will cooperate with Hengrui in the same manner as Hengrui is required to cooperate with Treeline under Section 8.2.2. Hengrui hereby consents and agrees to consent to the Prosecution of Patents by Treeline or its Affiliates using the Test Data (as defined in the MTA), subject to Section 8.2.1 and the first sentence of this Section 8.2.3.

8.3
Enforcement of Patent Rights.

8.3.1
Notice of Infringement.  Each Party shall promptly inform the other Party in writing of any suspected infringement of any of (i) the Licensed Patents or Licensed Compound Arising IP; or (ii) the infringement or misappropriation of Licensed Know-How or Licensed Compound Arising IP by a Third Party, to the extent such infringement involves Exploitation in the Field in the Territory (or in the Greater China in the case of Licensed Compound Arising IP) during the Term (“Infringement”).  For the avoidance of doubt, the term “Infringement” as used in this Agreement shall mean a Third Party’s infringement or misappropriation of applicable Licensed Technology or Licensed Compound Arising IP according to the Applicable Laws of the applicable country, including any claim alleging infringement or misappropriation and any counterclaims alleging that a Licensed Patent or Licensed Compound Arising IP is invalid or unenforceable or that a product or process does not infringe or misappropriate a Licensed Patent or Licensed Know-How or Licensed Compound Arising IP.

8.3.2
First Right to Take Action. Treeline (and/or its Affiliate or Sublicensee, as applicable) will have the first right, but not the obligation, to institute, prosecute and control any legal action to enforce any Licensed Patent or Licensed Know-How against any Infringement in the Territory as it reasonably determines appropriate. Hengrui (and/or its Affiliate or China Licensees, as applicable) will have the first right, but not the obligation, to institute, prosecute and control any legal action to enforce any Licensed Compound Arising IP against any Infringement in the Greater China as it reasonably determines appropriate. If a Party (hereby in Section 8.3.2 including its Affiliate, or Sublicensee (in the case of Treeline) or China Licensees (in the case of Hengrui), as applicable) requests that the other Party and/or any of its Affiliates join any such action in order to establish standing, the other Party shall, and shall cause its Affiliates to, do so and the other Party, on behalf of itself and its Affiliates, hereby agrees that counsel for such Party shall also represent the other Party in such action, unless there is conflict of interest. For clarity, should the other Party join in any such action brought by such Party, either at such Party’s request or otherwise, such Party shall retain control of the proceeding and shall have final say on all decisions related thereto.  The other Party will provide reasonable cooperation to such Party in connection with such legal action (in the Territory at Treeline’s expense in the case of Treeline as such Party; or in the Greater China at Hengrui’s expense in the case of Hengrui as such Party), including by promptly supplying or executing all papers and instruments, or requiring its employees to supply or execute such papers and instruments, as may be necessary for purposes of initiating and pursuing such legal action. If such Party fails to commence an action or proceeding or otherwise take appropriate action to enforce or defend the Licensed Technology against an Infringement in the Territory in the case of Treeline (or the Licensed Compound Arising IP against an Infringement in the Greater China in the case of Hengrui) [*] days after written notice from the other Party requesting action (in any event, no later than [*] days before the end of any limitation period to bring such action under Applicable Law), then the other Party may, but will not be obligated to, bring and control any legal action in its name (in the Territory to enforce such Licensed Technology in the case of Treeline as such Party; or in the Greater China to enforce such Licensed Compound Arising IP in the case of Hengrui as such Party) against such Infringement, at its sole expense; and such Party shall have the right to be represented in any such action by counsel of its own choice and at such Party’s own expense.

8.3.3
Allocation of Recoveries. (a) If Treeline (and/or its Affiliate or Sublicensee) institutes suit against a Third Party with respect to an Infringement pursuant to Section 8.3.2, recoveries, if any, whether by judgment, award, decree or settlement, shall, after reimbursement of Treeline (and/or its Affiliate or Sublicensee) and Hengrui (and/or its Affiliate or China Licensee, if applicable) for the costs of such action, be treated as if they were Net Sales for purposes of calculating royalties under Section 6.5. (b) If Hengrui institutes suit against a Third Party with respect to an Infringement pursuant to Section 8.3.2, recoveries, if any, whether by judgment, award, decree or settlement, shall, after reimbursement of each Party for the costs of such action, be [*], provided that [*].

8.3.4
Abandonment of Actions.  Should either Hengrui or Treeline (and/or its Affiliate or Sublicensee) commence a suit under the provisions of this Section 8.3 and thereafter elect to abandon the same, it shall give timely notice to the other Party, who may, if it so desires or pursuant to the applicable provisions under this Section 8.3, be joined as a plaintiff in the suit (or continue as such if it is already one) and continue prosecution of such suit according to Section 8.3.2, provided, however, that the sharing of expenses and any recovery of such suit shall be as equitably agreed upon between Hengrui and Treeline.  In all cases, any recovery amount paid to Treeline (and/or its Affiliate or Sublicensee) will be [*].

8.3.5
Third Party Claims.  If the Exploitation of a Licensed Compound or Licensed Product in the Territory (or a Treeline Additional Product in the Greater China) pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by Hengrui or Treeline (or any Selling Party) (“Third Party Infringement Claim”), except as otherwise set forth under this Agreement (including under Section 12.1 (Indemnification)), Treeline shall have the right, but not the obligation, to defend and settle such Third Party Infringement Claim in the Territory and Hengrui shall have the right, but not the obligation, to defend and settle such Third Party Infringement Claim in the Greater China. If either Party becomes aware of any Third Party Infringement Claim, such Party shall promptly notify the other Party in writing of such claim or action.  Each Party will, upon the other Party’s request and at the other Party’s expense (except as otherwise set forth under this Agreement, including under Section 12.1 (Indemnification)), fully cooperate with and assist the other Party in the other Party’s conduct of the defense against and control of any such Third Party Infringement Claim; provided that (and without limiting Section 12.1), if such Party elects to join the defense of such Third Party Infringement Claim, or is named as a defendant and found by the court to be at fault, such Party shall be responsible for its own costs and expenses associated with such Third Party Infringement Claim.

8.3.6
Cooperation. In any suit to enforce and/or defend the Licensed Patents or Licensed Know-How or Licensed Compound Arising IP pursuant to this Section 8.3, the Party not in control of such suit shall, at the request and expense of the controlling Party, reasonably cooperate and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

8.4
Patent Term Extensions.  Treeline shall have the right to file any patent term restoration or supplemental protection certificates or the like or their equivalents in any country in the Territory (“Patent Term Extensions”), where applicable to Licensed Patents or any other Patents Controlled by Treeline (or any of its Affiliates), as may be available under Applicable Law, in each case, in connection with any Licensed Product. Hengrui will assist and reasonably cooperate with Treeline in obtaining such Patent Term Extensions in any country in the Territory, making available all required regulatory data and information and executing any required authorizations to apply for such Patent Term Extension. All expenses incurred in connection with activities of Hengrui pursuant to this Section 8.4 shall be entirely borne by Treeline.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

9.1
Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party that, as of the Effective Date:

9.1.1
It is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

9.1.2
(a) It has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, (b) it has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against such Party in accordance with its terms.

9.1.3
Neither such Party nor any of its Affiliates is under any obligation to any Person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder

9.1.4
All necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained.

9.1.5
The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law, and (b) do not conflict with, or constitute a default under, any contractual obligation of such Party or any of its Affiliates.

9.1.6
Neither it nor any of its Affiliates is, or has been, debarred or disqualified by any Regulatory Authority.

9.2
Hengrui Additional Representations and Warranties.  Hengrui hereby represents and warrants as follows:

9.2.1
Title. (a) Hengrui and its Affiliates solely and exclusively own the Licensed Technology or otherwise has sufficient legal and/or beneficial title or ownership or license with respect to the Licensed Technology, as necessary to grant the licenses to Treeline granted pursuant to this Agreement, and the Licensed Technology is free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreement, encumbrances, charges or claim of any kind; and (b) as of the Effective Date, no Third Party has taken any action (including before the United States Patent and Trademark Office, or any counterpart thereof outside the United States) claiming legal and/or beneficial title to, or ownership of, or license to, any Licensed Technology.

9.2.2
No Additional Back-up Compounds.  All Back-up Compounds that exist as of the Effective Date are scheduled in Exhibit A, the associated Patents directed to each Backup Compound as of the Effective Date are scheduled in Exhibit C, and such Back-up Compounds and related information (if any) have been disclosed and provided to Treeline. If no Back-up Compound is specified in Exhibit A, Hengrui hereby represents and warrants that there is no existing Back-up Compound as of the Effective Date.  There is no other compound that is in development as a Back-up Compound by or on behalf of Hengrui as of the Effective Date.

9.2.3
No Infringement. To Hengrui’s Knowledge as of the Effective Date, no Third Party Patent or other Intellectual Property rights has been infringed, misappropriated or violated (as applicable) by (a) the practice or use of the Licensed Technology, including any process, method or other invention claimed in any Licensed Patent or comprising any Licensed Know-How, or (b)  the Exploitation of any Licensed Compound, Licensed Product, any composition or methods claimed or disclosed in the Licensed Patents, or any Licensed Technology.

9.2.4
Notice of Infringement or Misappropriation.  No claims have been asserted or, to Hengrui’s Knowledge as of the Effective Date, threatened by any Person, and there are no valid grounds for any claim, and there is no judgment or written settlement against or owed by Hengrui or any of its Affiliates or licensees, for any claim of any kind (a) challenging the validity, effectiveness, enforceability, or ownership of, or otherwise relating to, the Licensed Technology; and/or (b) regarding or disputing inventorship of any Licensed Patent; and/or (c) alleging that the conception, reduction to practice, use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, offer for sale, import or export of, or any other exercise of rights in, any of the Licensed Technology in the Territory infringes, misappropriates or otherwise conflicts with or has or will infringe, misappropriate or otherwise conflict with any intellectual property rights or other rights owned or controlled by any Third Party.

9.2.5
Non-Infringement and Non-Assertion by Third Parties.  To Hengrui’s Knowledge as of the Effective Date, (a) there is no actual or threatened unauthorized use, infringement or misappropriation of any of the Licensed Technology by any Third Party; and (b) no Third Party has asserted in writing that the issued patents within the Licensed Patents are invalid or unenforceable.

9.2.6
No Proceeding.  As of the Effective Date, there is no pending, and to Hengrui’s Knowledge as of the Effective Date, no threatened, adverse action, suit or proceeding against Hengrui involving any Licensed Technology or the safety (including any product liability claim) of any Licensed Compound or Licensed Product.

9.2.7
Licensed Technology.  The Licensed Technology constitutes all Intellectual Property owned or Controlled by Hengrui or any of its Affiliates as of the Effective Date that are necessary, reasonably useful for (based on Hengrui’s good faith reasonable belief), or Cover the Development, Manufacture, or Commercialization of Licensed Compounds and/or Licensed Products in the Territory. To Hengrui’s Knowledge as of the Effective Date, there is no information which would lead it to believe that any issued patents included in the Licensed Patents are invalid or unenforceable.

9.2.8
Prosecution of Licensed Patents.  All maintenance fees, annuity payments, and similar payments relating to the Licensed Patents have been made as of the Effective Date. Hengrui has not taken or failed to undertake any action in connection with Prosecuting the Licensed Patents in violation of any Applicable Law. Hengrui and its Affiliates have complied with all Applicable Laws in connection with the Prosecution of the Licensed Patents, including the duty of candor owed to any patent office pursuant to such Applicable Laws.

9.2.9
No Conflicts. Hengrui has not granted to any Third Party any option, license or other right or interest under the Licensed Patents to Exploit the Licensed Technology in the Field in the Territory and has not taken any action that would in any way prevent it from granting the rights and licenses granted to Treeline under this Agreement, or that would otherwise materially conflict with or adversely affect Treeline’s rights under this Agreement during the Term.

9.2.10
True Information. (a) Hengrui has disclosed and caused to be disclosed to Treeline all material information relating to the Licensed Compounds, Licensed Products and Licensed Technology in Hengrui’s or any of its Affiliates’ possession or Control prior to the execution of this Agreement (for clarity, except for materials Hengrui is obligated to provide to Treeline (or its designee) under Sections 2.5, 2.6, and 8.2.1); (b) all tangible information and data provided by or on behalf of Hengrui to Treeline or its Affiliates (collectively, the “Hengrui Disclosed Documents”) is true, accurate and complete in all material aspects; and (c) Hengrui has not failed to disclose, or cause to be disclosed, any information or data that would cause the Disclosed Documents to be misleading in any material respect.

9.2.11
Hengrui Partner Agreements. Exhibit D lists each and every agreement, whereby Hengrui or any of its Affiliates has, as of or prior to the Effective Date, granted or agreed to grant to a Third Party any option, negotiation right, license, or other similar right or interest in any of the Licensed Technology to Develop or Commercialize a Licensed Compound or Licensed Product in the Greater China, other than limited licenses in services agreements solely for the purpose to provide services to Hengrui or its Affiliate (collectively, the “Hengrui Partner Agreements” and such entity “China Licensee”), together with a summary of each such agreement including the name of the China Licensee and a description of the scope (territorial and as to field of application) and nature of rights or interests in all or specified portions of the Licensed Technology. Each of the Hengrui Partner Agreements (if any) provides that (i) Hengrui has the right to grant to Treeline cross-reference rights consistent with Section 4.2.2 with respect to Regulatory Materials and Regulatory Approvals generated, filed or obtained within the scope of the applicable Hengrui Partner Agreement; and (ii) Hengrui shall have the right to grant to Treeline a license consistent with Section 2.1 to any and all material scientific or technical information, results, materials, and data, whether or not patentable, and Patents within the scope of the applicable Hengrui Partner Agreement, provided that such China Licensee has reciprocal rights consistent with the license granted to Hengrui under Section 2.2 and 2.7 from Treeline and its Affiliates and their respective Sublicensees (if applicable) with respect to the Greater China. If no Hengrui Partner Agreement is specified in Exhibit D, Hengrui hereby represents, warrants and covenants that there is no existing Hengrui Partner Agreement as of the Effective Date. For clarity, and subject to Section 2.3, none of the following Third Parties will be deemed a China Licensee: (a) any Distributor, (b) any CRO or contractor providing services to Develop Licensed Product, including for proof of concept studies and clinical trials, (c) any CMO engaged to manufacture a Licensed Compound and/or Licensed Product.

9.2.12
Third Party Agreements.

(a)          Listed on Exhibit E are all the agreements existing as of the Effective Date between Hengrui and Third Parties pursuant to which Hengrui has obtained any rights, license and/or obligations with respect to any Licensed Technology (“Third Party Agreements”). Hengrui has the full right, power and authority under the Third Party Agreements (if any) to grant to Treeline the rights granted to Treeline hereunder, and to Hengrui’s Knowledge as of the Effective Date, such rights granted to Treeline constitute the full and complete Third Party Intellectual Property rights required for the Exploitation of Licensed Compounds or Licensed Products as contemplated under this Agreement.  The grant of such rights requires no consent, waiver or other action by any party to the Third Party Agreements and the rights and obligations of Treeline set forth in this Agreement do not contravene nor are they inconsistent with or in conflict with the terms of the Third Party Agreements in a manner that would limit the rights of Treeline hereunder. If no Third Party Agreement is specified in Exhibit E, Hengrui hereby represents, warrants and covenants that there is no existing Third Party Agreement as of the Effective Date.

(b)          Prior to the Effective Date, Hengrui has provided to Treeline true, complete and correct copies of all Third Party Agreements and there have been no modifications, amendments or restatements other than as provided to Treeline prior to the Effective Date. Without the prior express written consent of Treeline, Hengrui shall not (and shall take no action or make no omission to) amend, modify or waive any provision of any Third Party Agreements or take any action or make any omission that could impair the value of the licenses to Treeline herein, terminate or have terminated any Third Party Agreement, or alter any of Hengrui’s rights under the Third Party Agreement in any manner that adversely affects, or would reasonably be expected to adversely affect, Treeline’s rights and benefits under this Agreement.  All the Third Party Agreements are in full force and effect in accordance with their terms.  There exist no breaches, defaults or events which would give rise to a right to terminate or modify any Third Party Agreements and Hengrui has not received any notice from any Third Party of any breach, default or non-compliance under the terms of any Third Party Agreements. Hengrui has not transferred or granted, and shall not transfer or grant, to any Third Party any license or other interest in the Third Party Agreements.

(c)          As between Hengrui, on the one hand, and the Selling Parties, on the other hand, Hengrui shall be and remain solely liable for any payment obligations (including license fees, milestones or royalties) under any Third Party Agreements, including all amounts arising out of Hengrui’s provision of the Licensed Technology as contemplated by this Agreement.

9.2.13
To Hengrui’s Knowledge, no employee of Hengrui has breached any non-use or confidentiality obligations under any agreement with his or her respective prior employers, or has otherwise misappropriated any trade secret or confidential information of such employers, in each case relating to the Licensed Technology.

9.3
Disclaimer.  EXCEPT FOR THE EXPRESS WARRANTIES PROVIDED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THIS AGREEMENT, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THIRD PARTY RIGHTS.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER PARTY REPRESENTS NOR WARRANTS AS TO THE SAFETY, EFFICACY, OR USEFULNESS OF THE LICENSED COMPOUNDS OR LICENSED PRODUCTS, THE PATENTABILITY, VALIDITY, OR ENFORCEABILITY OF ANY LICENSED TECHNOLOGY, LICENSED COMPOUND ARISING IP OR ARISING IP, OR THE USEFULNESS OF ANY LICENSED KNOW-HOW, LICENSED COMPOUND ARISING IP OR ARISING IP, OR THAT THE LICENSED COMPOUNDS OR LICENSED PRODUCTS WILL BE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED.

ARTICLE 10
COVENANTS

10.1
Exclusivity.  During the Term, Hengrui and its Affiliates shall not grant or assign to any Third Party any option, license or other right in the Field in the Territory under the Licensed Technology or any portion or aspect thereof.  During the Term, Treeline and its Affiliates shall not grant or assign to any Third Party any option, license or other right in the Field in the Greater China under the Licensed Compound Arising IP or any portion or aspect thereof.

10.2
Additional Hengrui Partner Agreements.  If any time following the Effective Date, Hengrui enters into any Hengrui Partner Agreement, Hengrui shall so notify Treeline within [*] Business Days of doing so, together with a summary of such agreement including the name of the China Licensee and a description of the scope (territorial and as to field of application) and nature of rights or interests in all or specified portions of the Licensed Technology.  Hengrui agrees that all such additional Hengrui Partner Agreements shall provide that (i) Hengrui shall have the right to grant to Treeline cross-reference rights consistent with Section 4.2.2 with respect to Regulatory Materials and Regulatory Approvals generated, filed or obtained within the scope of the applicable Hengrui Partner Agreement; and (ii) Hengrui shall have the right to grant to Treeline a license consistent with Section 2.1 to any and all material scientific or technical information, results, materials, and data, whether or not patentable, and Patent developed within the scope of the applicable Hengrui Partner Agreement, provided that such China Licensee has reciprocal rights consistent with the license granted to Hengrui under Section 2.2 and 2.7 from Treeline and its Affiliates and their respective Sublicensees (if applicable) with respect to the Greater China.

10.3
Third Party Licenses.  Hengrui will keep in full force and effect throughout the Term all terms of all Third Party Agreements that are relevant to any rights sublicensed to Treeline under this Agreement. Hengrui shall timely perform in full all obligations required to be performed by Hengrui under all Third Party Agreements.  Hengrui promptly shall provide Treeline with copies of all notices and other deliveries received under the Third Party Agreements.  Without limiting this Section 10.3, Hengrui shall promptly notify Treeline of any default under, or termination or amendment of, the Third Party Agreements.

10.4
Further Assurances; Consents.  Each Party shall use reasonable efforts to take such action as is reasonably necessary or appropriate in order to complete the transactions contemplated hereby on the terms and subject to the conditions set forth herein.

10.5
Debarred Individuals.  Each Party will promptly inform the other Party in writing if it or any Person performing activities under this Agreement is debarred by the FDA or is the subject of a conviction described in 21 U.S.C. 335a or similar sanction, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or threatened relating to the debarment or conviction of such Party or any such Person performing activities in connection with this Agreement.

10.6
Anti-Corruption Laws.  Neither Party nor any of its Affiliates will perform any actions in connection with this Agreement that are prohibited by local and other anti-corruption laws (collectively “Anti-Corruption Laws”) that may be applicable to such Party.  Without limiting the foregoing, neither Party nor any of its Affiliates will make any payments, or offer or transfer anything of value, to any government official or government employee, to any political party official or candidate for political office or to any other Third Party related to the transactions contemplated by this Agreement in a manner that would violate any Anti-Corruption Laws.

10.7
Compliance with Laws. Each Party and its Affiliates will comply with all Applicable Laws in the performance of its obligations and exercise of its rights under this Agreement.

10.8
Diligence. Treeline will use Commercially Reasonable Efforts to acquire the resources, expertise, and personnel reasonably necessary to Develop and Commercialize the Licensed Products in the Territory as required under Section 4.4.

ARTICLE 11
CONFIDENTIALITY

11.1
Confidentiality.  Each Party agrees that, during the Term and for a period of [*] years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information of the other Party, except to the extent expressly agreed in writing by the Parties, provided that for any trade secrets included in a Party’s Confidential Information, such obligation will remain for as long as the information remains a trade secret under Applicable Law. The foregoing confidentiality and non-use obligations shall not apply to any information that the receiving Party can demonstrate by competent written proof:

11.1.1
was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

11.1.2
was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

11.1.3
became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliate in breach of this Agreement;

11.1.4
was disclosed to the receiving Party or its Affiliate without any confidentiality obligations by a Third Party who, to the Party’s knowledge, had a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or

11.1.5
was independently discovered or developed by the receiving Party or its Affiliate without use of or reference to the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

11.2
Authorized Disclosure.  Notwithstanding the obligations set forth in Section 11.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

11.2.1
such disclosure is reasonably necessary (i) for the filing or prosecuting of Patent rights as contemplated herein; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of Licensed Product; or (iii) for the prosecuting or defending litigation as contemplated herein;

11.2.2
such disclosure is reasonably necessary to its or its Affiliate’s employees, agents, consultants, contractors, licensees or Sublicensees, on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights hereunder; provided that in each case, the disclosees are bound by written obligations of confidentiality consistent with those contained in this Agreement; or

11.2.3
such disclosure is reasonably necessary to comply with Applicable Laws, including regulations or rules promulgated by applicable securities commissions (or other securities regulatory authorities), security exchanges, court order, administrative subpoena or order; and

11.2.4
solely with respect to the terms of this Agreement and excluding disclosure of any other Confidential Information, such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating or carrying out an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and require each disclosee to treat such Confidential Information as confidential.

11.2.5
Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 11.2.1 or 11.2.3, such Party shall (a) promptly notify the other Party of such required disclosure, to the extent that it is legally authorized or permitted to so, (b) use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure, (c) assist and cooperate with the other Party in the exercise of its right to protect the confidentiality of the Confidential Information, and (d) disclose only the Confidential Information that is required by Applicable Law to be disclosed.

11.3
No Publicity; Terms of Agreement.

11.3.1
The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to Section 11.2 and this Section 11.3.

11.3.2
Except as required by Applicable Law and subject to the requirements (a) through (d) under Section 11.2.5, neither Party shall make, or procure or permit the making of, any press release or other publicity or public announcement (including on any website or in any company publication) in relation to this Agreement without first obtaining the written approval of the other Party to any such release or announcement, such approval shall not be unreasonably withheld or delayed.

ARTICLE 12
LIABILITY AND INDEMNITY

12.1
Indemnification.

12.1.1
Hengrui shall defend, indemnify, and hold Treeline and its Affiliates and Sublicensees harmless from all [*] arising out of (a) the [*] or the [*] by or on behalf of Hengrui, its Affiliates or China Licensees (other than Treeline), (b) [*] Hengrui or any of its Affiliates or China Licensees; (c) [*] Hengrui or any of its Affiliates or China Licensees; or (d) [*] Hengrui or any of its Affiliates or China Licensees; except in each case to the extent arising from (i) any breach of this Agreement (including any covenants, representations or warranties herein) by Treeline, its Affiliates or their respective Sublicensees or (ii) gross negligence or willful misconduct of Treeline, its Affiliates or their respective Sublicensees.

12.1.2
Treeline shall defend, indemnify, and hold Hengrui and its Affiliates and China Licensees harmless from all [*] arising out of (a) the [*] or [*] by or on behalf of Treeline, its Affiliates or their Sublicensees (other than Hengrui); (b) [*] Treeline or any of its Affiliates or their Sublicensees; (c) [*] Treeline or any of its Affiliates or their Sublicensees; or (d) [*] Treeline or any of its Affiliates or their Sublicensees; except in each case to the extent arising from (i) the gross negligence or willful misconduct of Hengrui or any of its Affiliates or China Licensees, or (ii) any breach of this Agreement (including any covenants, representations or warranties herein) by Hengrui or any of its Affiliates or China Licensees.

12.1.3
Indemnification Procedures.  The indemnified party (the “Indemnitee”) promptly shall notify the indemnifying Party (“Indemnitor”) of any liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to assume the defense thereof with counsel selected by the Indemnitor.  The indemnification obligations in this Section 12.1 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected by the Indemnitee without the consent of the Indemnitor, which consent shall not be withheld unreasonably.  The indemnitor shall not enter into any settlement of the indemnified claim that does not include a complete and unconditional release of the Indemnitee from all liabilities with respect thereto or that imposes any liability or obligation on the Indemnitee without the prior written consent of the Indemnitee, which consent shall not be withheld unreasonably.

12.1.4
The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Section 12.1.  The Indemnitee under this Section 12.1, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification at Indemnitor’s expense.

12.2
Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES OF ANY KIND ARISING FROM OR RELATING TO ANY PERFORMANCE OR BREACH OF THIS AGREEMENT OR ANY CLAIMS ARISING HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.2 IS INTENDED TO OR WILL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 12.1, (B) DAMAGES AVAILABLE TO A PARTY FOR A BREACH BY THE OTHER PARTY OF THE CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 11, (C) [*], OR (D) [*]. For the avoidance of doubt, neither Party nor any of its Affiliates shall be responsible or liable for any losses, liabilities, damages or expenses arising out of the Exploitation of any Licensed Compound or Licensed Product or the practice of the Licensed Technology by or on behalf of the other Party or any Affiliate (or China Licensees in the case of Hengrui) of such other Party prior to the Effective Date.

ARTICLE 13
TERM AND TERMINATION

13.1
Term.  The term of this Agreement shall begin on the Effective Date and, unless earlier terminated in accordance with the terms of this Article 13, will continue until the end of the last-to-expire Royalty Term (the “Term”). Upon expiration of the Term, Treeline and its Affiliates shall have, and Hengrui does hereby grant to Treeline, a non-exclusive, royalty-free, fully paidup, perpetual license, without the right to sublicense (except to Sublicensees) to use the Licensed Know-How to Exploit Licensed Products in the Field in the Territory.

13.2
Termination for Breach.

13.2.1
Subject to Section 13.2.2, each Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach to the reasonable satisfaction of the other Party within [*] days (and within [*] days in the case of a payment breach) after notice of such breach from the non-breaching Party; provided, however, that if the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in such notice of breach and such alleged breaching Party provides the other Party notice of such dispute within [*] days after receiving such notice, then the Party that gave the notice of breach shall not have the right to terminate this Agreement under this Section 13.2 unless and until it is determined in accordance with Section 14.3 that the alleged breaching Party has materially breached the Agreement as specified in the notice of breach, and then such breaching Party fails to cure such breach within [*] days following such determination (and within [*] days in the case of a payment breach).  It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. For clarity, to the extent a material breach of this Agreement affects one or more specific countries only, the termination right under this Section 13.2.1 shall be limited to such specific country or countries, as applicable. In the event Hengrui materially breaches the license granted by Treeline to Hengrui under Section 2.7, Treeline shall have the right to terminate the license granted to Hengrui under Section 2.7, subject to the procedures and the right to cure provided in this Section 13.2 and the dispute resolution process provided in Section 14.3, without terminating this Agreement in its entirety (if the Agreement has not expired).

13.2.2
If Hengrui has the undisputed right to terminate this Agreement pursuant to Section 13.2.1, the Parties agree that such termination is a remedy to be invoked by Hengrui only if the breach cannot be adequately remedied through any of the following: (a) specific performance within a period of [*] days immediately following Hengrui obtaining such termination right, (b) payment of money damages, or (c) a combination of (a) and (b).

13.3
Termination for Insolvency.  Each Party shall have the right to terminate this Agreement upon written notice to the other Party if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or if such proceeding is not dismissed or stayed within [*] days after the filing thereof.  “Insolvency Event” means circumstances under which a Party (i) has a receiver or similar officer appointed over all or a material part of its assets or business; (ii) passes a resolution for winding-up of all or a material part of its assets or business (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court enters an order to that effect; (iii) has entered against it an order for relief recognizing it as a debtor under any insolvency or bankruptcy laws (or any equivalent order in any jurisdiction); or (iv) enters into any composition or arrangement with its creditors with respect to all or a material part of its assets or business (other than relating to a solvent restructuring). All rights and licenses granted under or pursuant to this Agreement by Treeline or Hengrui or their Affiliates are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that the Parties and their respective Affiliates, Sublicensees and Third Party sublicensees, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code and any foreign counterparts thereto.

13.4
Termination for Convenience.  Treeline shall have the right to terminate this Agreement at any time and for any reason upon [*] days’ prior written notice to Hengrui.

13.5
Termination for Patent Challenge.  Except to the extent the following is unenforceable under the laws of a particular jurisdiction, if Treeline or its Affiliate commences a legal action challenging the validity or enforceability of any Licensed Patent, Hengrui may terminate Treeline’s license to such Licensed Patent upon [*] days’ written notice to Treeline, unless Treeline or its Affiliate withdraw such action within such [*]-day period. If a Sublicensee of Treeline or its Affiliates challenges the validity or enforceability of any Licensed Patent in a legal action, upon Hengrui’s request, Treeline will terminate the Sublicense granted to such Sublicensee to such Licensed Patent upon [*] days’ written notice to the Sublicensee, provided such challenge is not dropped by such Sublicensee within such thirty (30)day period. Notwithstanding the foregoing, Hengrui may not terminate any part of this Agreement pursuant to this Section 13.5 if Treeline or its Affiliates, or its or their respective Sublicensee (as applicable) (a) challenges such Licensed Patent in defense of claims related to the Licensed Patents or this Agreement and raised by Hengrui or its Affiliates against Treeline or its Affiliate or such Sublicensee, as applicable; (b) acquires a Third Party that has an existing challenge, whether in a court or administrative proceeding, against one or more of the Licensed Patents and terminates such challenge in [*] days following the consummation of such acquisition; or (c) licenses a product for which there is an existing challenge, whether in a court or administrative proceeding, against one or more of the Licensed Patents and terminates such challenge in [*] days following the execution of such license.

13.6
Effect of Expiration or Termination.  Upon expiration or termination of this Agreement for any reason and subject to Section 13.1:

13.6.1
The Parties shall not be relieved of any obligation accruing prior to such expiration or termination, and the provisions of Article 1 (Definitions), Article 6 (Payments) (with respect to any outstanding payment obligation), Article 11 (Confidentiality), Article 12 (Liability and Indemnity), and Article 14 (General Provisions) and Sections 2.7 (License to Hengrui) (except for termination for Hengrui’s material breach in accordance with Section 13.2.1), 2.9 (No Other Licenses), 8.1 (Ownership), 9.3 (Disclaimer), and 13.6 (Effect of Expiration or Termination) and the second sentence of Section 13.1 (Term) shall survive the expiration or termination of this Agreement. For clarity, all payment obligations with respect to Treeline Additional Products will terminate upon any expiration or termination of this Agreement except for payments already accrued as of the date of such expiration or termination.

13.6.2
To the extent this Agreement is only partially terminated, the licenses granted to Treeline in Section 2.1 shall terminate solely with respect to the Licensed Compound(s), Licensed Product(s) and countr(ies) in which the termination becomes effective; provided, however, that Treeline and other Selling Parties, as applicable, shall be permitted to distribute and sell all Licensed Products that were in inventory or in production on an effective termination date for a period of [*] months following the effective termination date (“Commercialization WindDown Period”), in accordance with the terms of this Agreement, including payment of the applicable royalties.

13.6.3
Treeline will return to Hengrui or destroy (as directed by Hengrui) all tangible embodiments of the Licensed Technology (excluding Licensed Know-How in case of expiration) and other Confidential Information of Hengrui. Hengrui will return to Treeline or destroy (as directed by Treeline) all tangible embodiments of the Confidential Information of Treeline.

13.6.4
Treeline will transfer back to Hengrui all rights to prosecute the Licensed Patents in the terminated country in the Territory.

13.6.5
Notwithstanding the foregoing, no termination of this Agreement shall be construed as a termination of any Sublicense of any Sublicensee hereunder, and thereafter, each such Sublicensee or any of its Sublicensees in any tier shall be considered a direct licensee of Hengrui having a direct license with the same scope as such Sublicense and on terms and conditions of this Agreement, provided that (i) such termination is not caused by such Sublicensee, and (ii) such Sublicensee agrees in writing to assume all applicable obligations of Treeline under this Agreement.

ARTICLE 14
GENERAL PROVISIONS

14.1
Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation (other than payment) under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, but not limited to, embargoes, war, acts of war (whether war has been declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, epidemics and pandemics (including the current COVID-19 pandemic), or acts, omissions or delays in acting by any governmental authority or the other Party.  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

14.2
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws and jurisdiction of New York, New York, U.S.A., without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention).

14.3
Dispute Resolution.

14.3.1
Disputes; Internal Resolution.  The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation.  To accomplish this objective, the Parties agree that if a dispute arises under or relates to this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, and the Parties are unable to resolve such dispute within [*] days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Executive Officer of each of Hengrui and Treeline for attempted resolution by good faith negotiations within [*] days after notice referring to the dispute is received.  If the dispute is not resolved within such [*] days, then the dispute shall be resolved by arbitration in accordance with Section 14.3.2 and thereafter neither Party shall have any further obligation under this Section 14.3.1.  Notwithstanding the foregoing, and without waiting for the expiration of any such [*]-day periods, each Party shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of such Party.

14.3.2
Arbitration.  All disputes arising out of or in connection with this Agreement, including any questions regarding its formation, existence, validity or termination, or the scope or applicability of this agreement to arbitrate, shall be finally settled under the [*] by a tribunal comprised of three (3) arbitrators.  Each Party shall nominate one arbitrator and the two Party-nominated arbitrators shall nominate the third arbitrator, who shall serve as the presiding arbitrator, within [*] days after the second arbitrator’s appointment.

(a)          The seat, or legal place, of arbitration shall be [*]. The language of the arbitration shall be English.  The arbitral award shall be final and binding on the Parties, and the Parties undertake to carry out any award without delay.  Judgment on the award may be entered in any court of competent jurisdiction.

(b)          Each Party retains the right to apply to any court of competent jurisdiction for interim and/or conservatory measures, including pre-arbitral attachments or preliminary injunctions, and any such request shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

(c)          The existence and content of the arbitral proceedings and any rulings or awards shall be kept confidential by the Parties and members of the arbitral tribunal except (i) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (ii) with the consent of all Parties, (iii) where needed for the preparation or presentation of a claim or defense in this arbitration, (iv) where such information is already in the public domain other than as a result of a breach of this clause, or (v) by order of the arbitral tribunal upon application of a Party.

14.4
Assignment.  Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that a Party may assign or transfer this Agreement without such consent to its Affiliate or its successor in interest by way of merger, acquisition, or sale of all or substantially all of its assets or business pertaining to this Agreement, provided that Treeline may not assign to a successor in interest that is an Excluded Entity unless consented by Hengrui in writing, such consent not to be unreasonably withheld.  For purposes of the foregoing, any change in control of the assigning Party will be deemed to be an assignment. Subject to the foregoing, any permitted assignment shall be binding on the permitted successors and assigns of the assigning Party.  Any assignment in violation of this Section 14.4 shall be null and void.

14.5
Publicity – Use of Name.  Neither Party shall be permitted to use the name, or any proprietary Trademarks of the other Party, or its Affiliates, or its Sublicensees, in any publicity, promotion, news release or public disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party.

14.6
Severability.  If any provision of this Agreement is held to be invalid or unenforceable by arbitrator(s) or any court of competent jurisdiction from which no appeal can be or is taken, the provision shall to that extent be considered severed from this Agreement, and the remainder of this Agreement will remain in full force and effect.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the Parties’ original goals and interests when entering this Agreement may be realized and protected.

14.7
Waiver.  Neither Party may waive or release any of its rights or interests in this Agreement except in writing.  The failure of either Party to assert a right hereunder, or to insist upon compliance with any term or condition of this Agreement, shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.  Any waiver by a Party of a particular breach or default by the other Party shall not operate or be construed as a waiver of any subsequent breach or default by the other Party.

14.8
Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

14.9
Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

14.10
Agency.  Neither Party is, nor will be deemed to be an employee, agent, or representative of the other Party for any purpose.  Each Party is an independent contractor, not an employee or partner of the other Party.  Neither Party shall have the authority to speak for, represent, or obligate the other Party in any way without prior written authority from the other Party.

14.11
Exhibits.  All Exhibits to this Agreement shall form an integral part of this Agreement.

14.12
Entire Understanding.  This Agreement contains the entire understanding between the Parties hereto with respect to its subject matter and supersedes any and all prior agreements, understandings and arrangements, whether written or oral.

14.13
Amendments.  No amendments of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

14.14
Interpretation.  Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes,” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person will be construed to include the person’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder” and words of similar import, will each be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, or Schedules will be construed to refer to Articles, Sections, or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”.

14.15
Counterparts.  This Agreement may be executed in one or more counterparts, each of which is an original, and all of which together constitute the one and the same agreement between the Parties. The signatures of all the Parties do not need to be on the same counterpart for it to be effective. Delivery of an executed counterpart’s signature page of this Agreement, by electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

14.16
Notices.  Any consent, notice or report required or permitted to be given hereunder shall be in writing and may be delivered personally, sent by electronic mail (with reply confirming receipt), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, at the postal addresses or email addresses specified below:

If to Hengrui:	Jiangsu Hengrui Pharmaceuticals Co., Ltd.
1288 Haike Road
Pudong New District, Shanghai,
China
Attn:  [*]
Email:  [*]

If to Treeline:	Treeline Biosciences, Inc.
677 Washington Blvd., Ste. 525
Stamford, Connecticut 06901
USA
Attn:  [*]
Email:  [*]

With a copy to (which will not constitute notice):
Treeline Biosciences, Inc.
677 Washington Blvd., Ste. 525
Stamford, Connecticut 06901
USA
Attn:  [*].
Email:  [*]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by electronic mail on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement to take effect as of the Effective Date.

Treeline Biosciences, Inc.

By:	/s/ Joshua H. Bilenker

Name:	Joshua H. Bilenker

Title	CEO

Jiangsu Hengrui Pharmaceuticals Co., Ltd.

By:	s/ Frank Ningjun Jiang

Name:	Frank Ningjun Jiang

Title	Chief Strategy Officer

EXHIBIT A

Licensed Compound

[Intentionally omitted]

EXHIBIT B

Licensed Know-How

[Intentionally omitted]

EXHIBIT C

Licensed Patents

[Intentionally omitted]

EXHIBIT D

Hengrui Partner Agreements

[Intentionally omitted]

EXHIBIT E

Third Party Agreements

[Intentionally omitted]